Exhibit (b)(1)

JEFFERIES FINANCE LLC

520 Madison Avenue

New York, New York 10022

CONFIDENTIAL

April 6, 2014

GTCR Valor Companies, Inc.

c/o GTCR LLC

300 N. LaSalle St.

Suite 5600

Chicago, IL 60654

Project Volcano

Senior Credit Facilities

Commitment Letter

Ladies and Gentlemen:

You have advised Jefferies Finance LLC (“Jefferies Finance” or the “Commitment Party” and, together with any Additional Agents (as defined below) appointed by you as provided in Section 2 below, the “Commitment Parties”, “us” or “we”), that you intend to acquire the Company (as defined in Exhibit A hereto) and consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, this “Commitment Letter”).

1. Commitments

In connection with the Transactions, Jefferies Finance is pleased to advise you of its commitment and hereby commits to provide 100% of the principal amount of each of the Senior Credit Facilities (in such capacity, the “Initial Senior Lender” and, together with any Additional Agent appointed pursuant to Section 2 below, the “Initial Senior Lenders”), in each case upon the terms and subject to the conditions expressly set forth in this Commitment Letter (including, without limitation, the Summary of Terms and Conditions attached hereto as Exhibits B and C, respectively (each a “Term Sheet “and, collectively, the “Term Sheets”)) and subject to the Exclusive Funding Conditions (as defined below).

2. Titles and Roles

You hereby appoint (a)(i) Jefferies Finance to act, and Jefferies Finance hereby agrees to act, as lead arranger and bookrunner (in such capacity, the “First Lien Lead Arranger” and, together with any other lead arranger or bookrunner appointed as contemplated below, the “First Lien Lead Arrangers”) and (ii) Jefferies Finance to act, and Jefferies Finance hereby agrees to act, as sole administrative agent and sole collateral agent (in such capacity, the “First Lien Administrative Agent”), in each case, for the First Lien Facilities and (b)(i) Jefferies Finance to act, and Jefferies Finance hereby agrees to act, as lead arranger and bookrunner (in such capacity, the “Second Lien Lead Arranger” and, together with any other lead arranger or bookrunner appointed as contemplated below, the “Second Lien Lead Arrangers”; and

the Second Lien Lead Arrangers and the First Lien Lead Arrangers, collectively, the “Senior Lead Arrangers”) and (ii) Jefferies Finance to act, and Jefferies Finance hereby agrees to act, as sole administrative agent and sole collateral agent (in such capacity, the “Second Lien Administrative Agent” and, together with the First Lien Administrative Agent, collectively, the “Administrative Agent”), in each case, for the Second Lien Term Facilities.

It is further agreed that Jefferies Finance will have “left” placement on any marketing materials or other documentation used in connection with any of the Senior Credit Facilities and will perform the duties and exercise the authority customarily performed and executed by it in such role. You agree that no other agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Senior Credit Facilities unless you and we shall so agree; provided that, on or prior to the date which is 20 business days following your execution and delivery of this Commitment Letter, you may appoint up to four additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers reasonably acceptable to Jefferies Finance for the Senior Credit Facilities (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Agent”) and/or confer additional titles in respect of the Senior Credit Facilities on the Additional Agents in a manner and with economics determined by you in consultation with Jefferies Finance and reasonably acceptable to you and Jefferies Finance; provided that Jefferies Finance shall have no less than 70% of the total economics (excluding, for this purpose, any agency fees paid to Jefferies Finance for acting as Administrative Agent) with respect to the Senior Credit Facilities (it being understood that (i) each such Additional Agent’s several commitment shall be allocated pro rata among the Senior Credit Facilities, (ii) the commitments of Jefferies Finance hereunder will be reduced ratably by the amount of the commitments of each such Additional Agent (or its relevant affiliate) under the applicable Senior Credit Facility, upon the execution of customary joinder documentation reasonably satisfactory to Jefferies Finance and, thereafter, each such Additional Agent shall constitute a “Commitment Party”, “Initial Senior Lender”, “First Lien Lead Arranger”, Second Lien Lead Arranger” and/or “Senior Lead Arranger”, as applicable, under this Commitment Letter and (iii) the commitments assumed by such Additional Agent for the Senior Credit Facilities will be in proportion to the economics allocated to such Additional Agent.

3. Syndication

The Senior Lead Arrangers intend to syndicate the Senior Credit Facilities to a group of banks, financial institutions and other lenders reasonably acceptable to you (such consent not to be unreasonably withheld, delayed or conditioned) (together with each Initial Senior Lender, the “Lenders”); provided, that the Senior Lead Arrangers will not syndicate to (a) those persons that are competitors of the Company and its subsidiaries identified in writing to us from time to time (or affiliates of any such competitors that are clearly identifiable as such on the basis of such affiliate’s name) (in each case, other than a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course), (b) those banks, financial institutions and other entities separately identified by you or the Sponsor to us in writing on or prior to the date hereof or (c) Excluded Parties (as defined below) (such persons or entities in clause (a), (b) or (c), collectively the “Disqualified Institutions”). Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any assignment by any Initial Senior Lender (except in the case of an assignment to an Additional Agent), (a) the Initial Senior Lenders shall not be relieved or novated from its obligations hereunder (including its obligation to fund the Senior Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Senior Credit Facilities, including its commitments in respect thereof, until the initial funding of the Senior Credit Facilities on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of any Initial Senior Lender’s commitments in respect of the Senior Credit Facilities until the initial funding of the Senior Credit Facilities on the Closing Date and (c) each Initial Senior Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Senior Credit Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred.

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The Senior Lead Arrangers intend to commence syndication efforts with respect to the Senior Credit Facilities promptly following your execution and delivery of this Commitment Letter and, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) thirty (30) days after the Closing Date (such period, the “Syndication Period”), you agree to use commercially reasonable efforts to assist (and to use your commercially reasonable efforts to cause the Company and the Designated Permitted Acquisition Target to assist) the Senior Lead Arrangers in completing a syndication that is reasonably satisfactory to the Senior Lead Arrangers and you (such consent not to be unreasonably withheld or delayed). Such assistance shall include (A) using your commercially reasonable efforts to ensure that the syndication efforts benefit from your and the Sponsor’s existing banking relationships, (B) direct contact between your and the Sponsor’s senior management, representatives and advisors and the proposed Lenders (and using your commercially reasonable efforts to obtain such contact between the senior management, representatives and advisors of the Company and the Designated Permitted Acquisition Target, on the one hand, and the proposed Lenders, in the other), (C) your and the Sponsor’s assistance (and using your commercially reasonable efforts to cause the senior management, representatives and advisors of the Company and the Designated Permitted Acquisition Target to assist) in the preparation of confidential information memoranda customary for transactions of this type (the “Confidential Information Memorandum”) (it being understood that such assistance shall include your, the Sponsor’s and the Borrower’s commercially reasonable efforts to include information and financial statements relating to the Designated Permitted Acquisition Target and its subsidiaries in the Confidential Information Memorandum) and other customary marketing materials to be used in connection with the syndication of the Senior Credit Facilities, including projections and the financial statements required under paragraph 6 of Exhibit D hereto and those financial statements referred to in item (9) under the heading “Conditions to the First Lien Delayed Draw Funding Date” in Exhibit B hereto, (D) the hosting, with the Senior Lead Arrangers, of one meeting of prospective Lenders at a time and location to be mutually agreed (and, to the extent necessary (as reasonably determined by Jefferies Finance), one or more conference calls and/or one-on-one investor meetings with prospective Lenders) (and using your commercially reasonable efforts to cause, to the extent appropriate, the senior management of the Company and the Designated Permitted Acquisition Target to be available for such meetings and conference calls), (E) using commercially reasonable efforts to obtain, prior to the commencement of the Bank Marketing Period, (x) public corporate/corporate family ratings for the Borrower and (y) public ratings for the Senior Credit Facilities, in each case, from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”), (F) using your commercially reasonable efforts to deliver a pro forma consolidated balance sheet and related statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions and the Designated Permitted Acquisition as if the Transactions and the Designated Permitted Acquisition had occurred at the beginning of such period and (G) at any time prior to the end of the Syndication Period, (I) your ensuring (and using your commercially reasonable efforts to cause the Company and the Designated Permitted Acquisition Target and their respective subsidiaries to ensure) and (II) after the consummation of the Acquisition, your ensuring and causing your subsidiaries to ensure (and using your commercially reasonable efforts to cause the Designated Permitted Acquisition Target and its subsidiaries to ensure), in each case, that no competing offering, placement or arrangement of any debt securities, bank financing or other credit facilities (including any refinancings of debt) (other than (i) debt incurred in the ordinary course of business and debt under the Company’s existing credit facility and (ii) the refinancing of indebtedness of the Designated Permitted Acquisition Target previously identified to Jefferies Finance) by or on behalf of you, Holdings, the Borrower, the Company, the Designated Permitted Acquisition Target or any of your or their respective subsidiaries (as applicable) is being announced, offered, placed or arranged that could reasonably be expected to materially impair the primary syndication of the Senior Credit Facilities. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither obtaining the ratings referred to above nor the commencement or the completion of the syndication of the Senior Credit Facilities shall constitute a condition precedent to the Closing Date (but without limiting the Exclusive Funding Conditions).

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The Senior Lead Arrangers, in their capacity as such, will manage, in consultation with you (and subject to your consent rights set forth in the second preceding paragraph), all aspects of the syndication of the Senior Credit Facilities, including decisions as to the selection of institutions (other than Disqualified Institutions) to be approached and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders (other than Disqualified Institutions) will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

You acknowledge that (a) the Senior Lead Arrangers on your behalf will make available an information package and presentation to the proposed syndicate of Lenders by posting the information package and presentation on IntraLinks or another similar electronic system and (b) certain prospective Lenders may be “public side” Lenders (i.e., Lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States Federal and state securities laws, “MNPI”) with respect to you, the Company, the Designated Permitted Acquisition Target, your or their respective subsidiaries, the respective securities of any of the foregoing or the Acquisition or the Designated Permitted Acquisition and who may be engaged in investment and other market-related activities with respect to such entities’ securities). At the reasonable request of the Senior Lead Arrangers, you agree to assist in the preparation of a version of the information package and presentation consisting exclusively of information and documentation with respect to the Company, the Designated Permitted Acquisition Target, their respective securities and the Acquisition and the Designated Permitted Acquisition that is either (a) information that is publicly available or would be made publicly available if the Borrower, the Company and the Designated Permitted Acquisition Target were to become reporting companies or (b) not MNPI (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”). It is understood that in connection with your assistance described above, customary authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, containing a representation by you to the Senior Lead Arrangers that the Public Lender Information does not include MNPI about Holdings, the Borrower, the Company, the Designated Permitted Acquisition Target, their respective subsidiaries or their respective securities, and the Public Lender Information will contain customary language exculpating us, our affiliates, you, the Sponsor, the Company, the Designated Permitted Acquisition Target and your and their respective affiliates with respect to any liability related to the use of the contents of such Public Lender Information or any related marketing material by the recipients thereof in violation of applicable securities laws. You acknowledge and agree that the following documents may be distributed to potential Lenders wishing to receive only the Public Lender Information (unless you promptly notify us otherwise and provided that you have been given a reasonable opportunity to review such documents): (a) drafts and final definitive documentation with respect to the Senior Credit Facilities; (b) marketing term sheets and administrative materials prepared by the Senior Lead Arrangers for prospective Lenders (such as a Lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the terms of the Senior Credit Facilities. You also agree to identify that portion of any other Information (as defined below) as relating to you, the Company, the Designated Permitted Acquisition Target, your or their respective subsidiaries (the “Borrower Materials”) to be distributed to “public side” Lenders and that you will clearly and conspicuously mark such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Senior Lead Arrangers and the proposed Lenders to treat such Borrower Materials as not containing any MNPI with respect to the Company, the Designated Permitted Acquisition Target or their respective securities (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). You agree that, unless expressly identified as Public Lender Information, each document to be disseminated by the Senior Lead Arrangers to any Lender in connection with the Senior Credit Facilities will be deemed to contain Private Lender Information.

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4. Information

You hereby represent and warrant that, and with respect to the Company, the Designated Permitted Acquisition Target and their respective subsidiaries, to your knowledge that, (a) all written information, other than projections, budgets, estimates, forward looking statements and information of a general economic or industry-specific nature, concerning you or the Company, the Designated Permitted Acquisition Target or their subsidiaries (collectively, the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole and as supplemented as provided below, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) projections that have been or will be made available to us by or on behalf of you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time any such projections are furnished (it being recognized by the Commitment Parties that such projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the later of the end of the Syndication Period and the Closing Date, you become aware that any of the representations and warranties in the preceding sentence are incorrect in any material respect if the Information or projections were being furnished and such representations and warranties were being made at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the projections so that (with respect to Information and projections relating to the Company, the Designated Permitted Acquisition Target or their respective subsidiaries, to your knowledge) such representations are correct, in all material respects, under those circumstances. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of the Commitment Parties hereunder unless the inaccuracy results in an Exclusive Funding Condition otherwise not having been satisfied. You understand that in arranging and syndicating the Senior Credit Facilities we may use and rely on the Information and the projections without independent verification thereof, and we do not assume responsibility for the accuracy or completeness of the Information or the projections.

5. Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable compensation described in the separate fee letter dated the date hereof between the parties hereto and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

6. Conditions

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Senior Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations the accuracy of which shall be a condition to availability of the Senior Credit Facilities on the Closing Date shall be (i) such of the representations made by or with respect to the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliates have the right (determined without regard to any notice requirement) to terminate your (or their) obligations under the Merger Agreement or decline to accept for payment the Common Shares validly tendered and not properly withdrawn pursuant to the Offer as a result of a breach of such representations in the Merger Agreement (the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) (the representations described in clauses (i) and (ii) being the “Closing Date Representations”), and (b) the terms of the Credit Documentation shall be in a form such that they

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do not impair the availability of the Senior Credit Facilities on the Closing Date if the conditions set forth in Exhibit D to this Commitment Letter are satisfied (or waived), it being understood that, to the extent any lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than (i) the pledge and perfection of the Collateral with respect to which a lien may be perfected solely by the filing of financing statements under the Uniform Commercial Code (“UCC”), (ii) the delivery of stock certificates or other certificates, if any, representing equity interests of the Borrower, the subsidiary Guarantors and the Borrower’s other wholly-owned material domestic subsidiaries; provided, that certificates representing equity interests of the Company and its subsidiaries will only be required to be delivered on the Closing Date to the extent received from the Company (or its equity holders) on the Closing Date so long as you have used commercially reasonable efforts to so obtain on the Closing Date) and (iii) the filing of a short-form intellectual property filing with the United States Patent and Trademark Office or the United States Copyright Office) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection, as applicable, of any such lien search and/or Collateral shall not constitute a condition precedent to the availability of the Senior Credit Facilities, but may instead be provided within ninety days after the Closing Date, subject to such extensions as are reasonably agreed by the Administrative Agent, pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably. “Specified Representations” means the representations in the Senior Credit Documentation relating to corporate or other organizational existence of the Borrower and the Guarantors; organizational power and authority of the Borrower and the Guarantors (as they relate to due authorization, execution, delivery and performance of the Senior Credit Documentation); due authorization, execution, delivery and enforceability, in each case relating to the entering into and performance of such Senior Credit Documentation ; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its restricted subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1 of Exhibit D hereto); no violations or conflicts with organizational documents of Holdings, the Borrower and its restricted subsidiaries; Federal Reserve margin regulations; the Investment Company Act; FCPA; OFAC; PATRIOT Act; and the creation, validity, perfection and first priority status (with respect to the First Lien Facilities) or second priority status (with respect to the Second Lien Term Facilities) of the security interests (subject to customary permitted liens) and subject in all respects to the foregoing provisions of this paragraph. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Senior Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the commitments of the Initial Senior Lenders hereunder and the Senior Lead Arrangers’ agreements to perform the services described herein are subject to the conditions set forth in this paragraph and in Exhibit D hereto (collectively, the “Exclusive Funding Conditions”), (b) the only conditions (express or implied) to the availability of the Senior Credit Facilities on the Closing Date are the Exclusive Funding Conditions and (c) to the extent any of the Specified Representations are qualified or subject to “Material Adverse Effect” (as defined in Exhibit B hereto), such Specified Representations shall be subject to the qualifications set forth in the provisos to the definition of “Company Material Adverse Effect” set forth in the Merger Agreement (as in effect on the date hereof). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

7. Indemnification and Expenses

You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing and their respective successors (excluding any Excluded Party, each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Senior Credit Facilities, the use of the proceeds thereof, the Transactions and the Designated Permitted Acquisition or any claim, litigation, investigation, regulatory inquiry or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, the Company, the Designated Permitted Acquisition Target, your or their respective

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equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person within thirty days of written demand (together with reasonable backup documentation) for any reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one counsel to such indemnified persons taken as a whole and, in the case of an actual or potential conflict of interest, one additional counsel to the affected indemnified persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction)); provided, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of such indemnified person (or any such indemnified person’s controlled affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing), as determined by a court of competent jurisdiction in a final and non-appealable judgment, (ii) the material breach of this Commitment Letter or the Fee Letter by such indemnified person (or any such indemnified person’s controlled affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing), as determined by a court of competent jurisdiction in a final and non-appealable judgment, or (iii) any disputes solely among indemnified persons (other than any claims against any Commitment Party in its capacity as a Lender, the Administrative Agent, a Senior Lead Arranger or any similar role under the Senior Credit Facilities) and not arising out of any act or omission of Holdings, the Borrower, the Company, the Designated Permitted Acquisition Target, the Sponsor or any of your or their respective subsidiaries or affiliates, and (b) if the Closing Date occurs, to reimburse each Commitment Party and its affiliates (other than any Excluded Party) for all reasonable out-of-pocket expenses (including, but not limited to, due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of one counsel to the Commitment Parties, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction), incurred in connection with each of the Senior Credit Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Senior Credit Documentation) or the administration, amendment, modification or waiver of any of the foregoing) on the Closing Date (or in the case of amounts incurred thereafter, within fifteen days of receipt of written request) (including documentation reasonably supporting such request). No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, Intralinks, the internet, email or similar electronic transmission systems, in each case, except to the extent any such damages are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter or the Fee Letter by, such indemnified person (or its controlled affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing); provided, that nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent set forth herein. None of the indemnified persons or you, the Sponsor, the Company, the Designated Permitted Acquisition Target or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Senior Credit Facilities or the transactions contemplated hereby; provided, that nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent set forth herein. You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final judgment for the plaintiff against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless each indemnified person in the manner set forth above. You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against an indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) such settlement does not include any statement as to any admission of fault, culpability or failure to act by or on behalf of such indemnified person.

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Notwithstanding the foregoing, each indemnified person shall be obligated to refund and return any and all amounts paid by you under this paragraph to such indemnified person for any such fees, expenses or damages to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.

8. Sharing of Information, Absence of Agency Relationship, Affiliate Activities

You acknowledge that each Commitment Party (or its affiliates) is a full service securities firm and such person may from time to time (a) effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Company, the Designated Permitted Acquisition Target or your or their respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter or with which you, the Sponsor, the Company, the Designated Permitted Acquisition Target or your or their subsidiaries and affiliates may have commercial or other relationships or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you may have conflicting interests. In addition, consistent with each Commitment Party’s policy to hold in confidence the affairs of its customers, the Commitment Parties will not furnish confidential information obtained from you, the Sponsor, the Company, the Designated Permitted Acquisition Target or your or their respective affiliates and representatives to any of their other clients (or to clients of their affiliates) or in connection with the performance by the Commitment Parties and their respective affiliates of services for their other clients (or for clients of their affiliates). You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties or their respective affiliates have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, in each case, in respect of any of the transactions contemplated by this Commitment Letter, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, and you are responsible for making your own independent judgment with respect to the transactions contemplated by this Commitment Letter and the process leading thereto, (d) you have been advised that the Commitment Parties and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory, investment and tax advisors (including, without limitation, with respect to any consents necessary in connection with the transactions contemplated hereby) to the extent you have deemed appropriate and you are not relying on the Commitment Parties for such advice and the Commitment Parties shall have no responsibility or liability to you with respect thereto, and (f) none of the Commitment Parties or their respective affiliates have any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and the Borrower.

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9. Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person except (a) the Sponsor and your and its respective officers, directors, employees, affiliates, members, partners, stockholders, co-investors, attorneys, accountants, agents, advisors and other representatives on a confidential basis, (b) the Company and its officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors (provided, that any disclosure of the Fee Letter or its terms or substance under this clause (b) shall be (i) redacted in respect of (A) the amounts, percentages and basis points of compensation set forth therein and (B) the “market flex” provisions set forth therein relating to the pricing and other economic terms of the Senior Credit Facilities (which, for the avoidance of doubt, shall include any call protection provision and successful syndication levels), unless in either case the Commitment Parties otherwise consent, or (ii) used, after the Closing Date, for customary accounting purposes on terms reasonably satisfactory to the Senior Lead Arrangers, including accounting for deferred accounting costs), in each case, on a confidential basis, (c) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly in advance thereof), (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter, (e) the Term Sheets and Exhibit D hereto (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses) may be disclosed to potential Lenders and to any rating agency in connection with the Acquisition, (f) this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) may be disclosed in any proxy or other public filing relating to the Acquisition and (g) this Commitment Letter and the Fee Letter, including the existence and contents hereof and thereof, may be shared with potential Additional Agents on a confidential basis.

The Commitment Parties shall treat confidentially all information received by them from you, the Company, the Designated Permitted Acquisition Target or your or their respective affiliates and representatives in connection with the Acquisition, the other Transactions and the Designated Permitted Acquisition and only use such information for the purposes of providing the services contemplated by this Commitment Letter; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies in connection with obtaining the ratings described in the second paragraph of Section 3 above, (b) to any Lenders or participants or prospective Lenders or participants or derivative counterparties or prospective derivative counterparties (in each case, other than Disqualified Institutions), (c) in any legal, judicial, or administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations or as requested by a governmental authority (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law, rule or regulation), (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over such Commitment Party or any of its affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of such Commitment Party by any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) on a reasonable “need-to-know” basis and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its affiliates, Representatives of its affiliates (provided, that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for the compliance of its affiliates and Representatives of its affiliates with this paragraph) solely in connection with the Senior Credit Facilities and the related Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (h) for purposes of establishing a “due diligence” defense, (i) to the extent that such information is received by such

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Commitment Party from a third party that is not known by such Commitment Party to be subject to confidentiality obligations to you or your affiliates, the Sponsor, or the Company or its affiliates, (j) to the extent that such information is independently developed by such Commitment Party or any of its affiliates and (k) to enforce their respective rights hereunder or under the Fee Letter; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or derivatives counterparties or prospective derivatives counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or derivatives counterparty or prospective derivatives counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, and in the event of any electronic access through Intralinks, another website or similar electronic system or platform, such electronic access shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to you; provided, however, that, no such disclosure shall be made by any Commitment Party to (i)(x) any of its affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital (a “Private Equity Affiliate”) or (y) any of its or its affiliates’ employees (other than “Over the Wall Employees” (as defined below)) that are directly engaged in the sale of the Company and its subsidiaries as sell-side representative in connection with the Acquisition (a “Sell Side Person” and, together with the Private Equity Affiliates, the “Excluded Parties”) or (ii) any Disqualified Institution. For the purposes hereof, “Over the Wall Employees” shall mean the Commitment Parties’ and their respective affiliates’ management, commitment and other similar approval committees and legal, compliance and other supervisory personnel customarily involved in the approval and oversight of its and their evaluation of the Transaction and acting in such capacities. Each Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Senior Credit Documentation upon the execution and delivery thereof and in any event shall terminate two years following the date of this Commitment Letter.

10. Miscellaneous

This Commitment Letter shall not be assignable by any party hereto (except (i) by you to one or more of your affiliates that is a newly formed domestic “shell” company controlled, directly or indirectly, by the Sponsor to effect the consummation of the Acquisition or as permitted herein and (ii) by us to Additional Agents appointed by you pursuant to Section 2 above or to any of our respective affiliates subject to the proviso in the second succeeding sentence) without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein, except to the extent that you and we otherwise agree in writing. Each Commitment Party shall be liable solely in respect of its own commitment to the Senior Credit Facilities on a several, and not joint, basis with any other Lender. Any and all obligations of, and services to be provided by any of the Commitment Parties hereunder (including, without limitation, the commitments of each Initial Senior Lender) may be performed and any and all rights of any of the Commitment Parties hereunder may be exercised by or through any of its respective affiliates (other than an Excluded Party) or branches; provided that, with respect to the commitments, any assignments thereof to an affiliate is subject to the terms of Section 3 hereof. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and

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you with respect to the Senior Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, that (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliate) have the right to terminate your obligations under the Merger Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement, in each case shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware. Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein notwithstanding that the funding of the Senior Credit Facilities is subject to certain conditions, including the execution and delivery of the Senior Credit Documentation as provided in this Commitment Letter and (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein. Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Each of the parties hereto irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder or for recognition or enforcement of any judgment and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such federal court, provided however, that the Commitment Parties shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be held over you or your property, and (b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to any of the parties hereto at the applicable addresses above shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive, to the fullest extent you and we may legally and effectively do so, any objection to the laying of venue of any such suit, action or proceeding brought in any court in accordance with clause (a) of the first sentence of this paragraph and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (as amended, the “PATRIOT Act”), the Commitment Parties and each other Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Commitment Party or such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The indemnification, payment of compensation, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect

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regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than (a) your obligations with respect to assistance to be provided in connection with the syndication of the Senior Credit Facilities, (b) the confidentiality obligations, (c) your obligations to promptly supplement the Information and projections set forth in numbered paragraph 4 above and (d) your understandings and agreements regarding no agency or fiduciary duty, which, in the case of clauses (a), (b) and (c), shall terminate in accordance with their respective terms) shall automatically terminate and be superseded by the provisions of the Senior Credit Documentation upon the initial funding thereunder and the payment of all amounts owed pursuant to this Commitment Letter and the Fee Letter on the Closing Date, and you shall automatically be released from all liability in connection therewith at such time. You may terminate the Commitment Parties’ commitments hereunder in whole (but not in part) at any time subject to the provisions of the preceding sentence. For the avoidance of doubt, the syndication and information provisions set forth in Sections 3 and 4 hereof and the “market flex” provisions of the Fee Letter shall survive until the end of the Syndication Period.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on April 6, 2014. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. Thereafter, except with respect to any provision that expressly survives pursuant to the fourth paragraph of this Section 10, this Commitment Letter will terminate automatically on the earliest of (i) the date of termination of the Merger Agreement, (ii) the closing of the Acquisition with or without the use of the Senior Credit Facilities and (iii) 5:00 p.m., New York City time, on July 7, 2014 (as such date may be extended by an additional 90 days as, and to the extent, set forth in Section 10.1(b)(i) of the Merger Agreement (as in effect on the date hereof).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JEFFERIES FINANCE LLC

By:	/s/ Brian Buoye
Name: Brian Buoye
Title: Managing Director

[Project Volcano – Commitment Letter Signature Page]

Accepted and agreed to as of
the date first above written:

GTCR VALOR COMPANIES, INC.

By:	/s/ Mark M. Anderson
Name:	Mark M. Anderson
Title:	Vice President and Treasurer

[Project Volcano – Commitment Letter Signature Page]

EXHIBIT A

PROJECT VOLCANO

Senior Credit Facilities

Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the letter to which this Exhibit A is attached or in Exhibits B, C or D thereto.

GTCR LLC (“GTCR”) and its controlled affiliates and associated funds (together with GTCR, collectively, the “Sponsor”) and certain other investors designated by Sponsor (together with the Sponsor, collectively, the “Investors”) intend to acquire (the “Acquisition”) all of the capital stock of the Company. In connection therewith, it is intended that:

(a) Pursuant to the Agreement and Plan of Merger, dated as of the date hereof (together with the exhibits and disclosure schedules thereto, and as amended, modified or supplemented from time to time in accordance with the terms thereof and the Commitment Letter, the “Merger Agreement”), by and among Vocus, Inc., a Delaware corporation (the “Company”), GTCR Valor Merger Sub, Inc., a Delaware corporation (“Purchaser”), and GTCR Valor Companies, Inc., a Delaware corporation and the parent company of Purchaser (“Holdings”), the Acquisition will be effected through (x) a tender offer to purchase any and all of the outstanding shares and associated rights of the common stock (such shares and associated rights, the “Common Shares”) of the Company (such offer, the “Offer”), subject to satisfaction of the Minimum Condition (as defined in the Merger Agreement (as in effect on the date hereof)), (y) the purchase of all outstanding shares of the Series A Preferred Stock (as defined in the Merger Agreement (as in effect on the date hereof)) of the Company (the “Series A Purchase”) and (z) on the Closing Date, a merger of the Purchaser with and into the Company (the “Merger”) in accordance with the Merger Agreement, with the Company, as the surviving corporation of the Merger, to be a direct wholly-owned subsidiary of Holdings.

(b) (x) Equity contributions (in the form of (1) common equity or (2) “qualified” preferred equity having terms reasonably acceptable to the Senior Lead Arrangers, any equity described in the foregoing clauses (1) and (2) being “Permitted Equity”) will be made in cash directly or indirectly to Holdings by the Investors (the “Initial Equity Contribution”) in an aggregate amount that, when taken together with all Permitted Equity rolled over, issued directly or indirectly to, or otherwise directly or indirectly acquired by, in each case, any existing shareholders and management of the Company (collectively, the “Other Equity”), is not less than 35% of the sum of (i) the aggregate amount of the Senior Credit Facilities funded on the Closing Date (excluding the effects of any exercise of the “market flex” provisions of the Fee Letter), (ii) the aggregate amount of existing debt for borrowed money (including capital leases) of the Company and its subsidiaries not subject to the Refinancing (as defined below) and (iii) the aggregate amount of the Initial Equity Contribution and the Other Equity; provided, that after giving effect to the Transactions, a majority of the economic and voting equity interests in Holdings will be directly or indirectly controlled by the Sponsor, (y) after giving effect to the Designated Permitted Acquisition, the sum of (i) the Initial Equity Contribution plus (ii) the net cash equity contribution (the “Designated Permitted Acquisition Target Equity Contribution”) made by the Investors in connection with their initial acquisition of the Designated Permitted Acquisition Target that remains on the consolidated balance sheet of Holdings after giving effect to the Designated Permitted Acquisition, shall not be less than 30% (the “Minimum Designated Permitted Acquisition Equity Amount”) of the sum of (i) the original principal amount of the

Senior Credit Facilities funded on the Closing Date (excluding the effects of any exercise of the “market flex” provisions in the Fee Letter) plus (ii) the aggregate amount of existing debt for borrowed money (including capital leases) of the Company and its subsidiaries not subject to the Refinancing, plus (iii) the aggregate amount of the Delayed Draw Term Loan Facilities (as defined below) funded on the First Lien Delayed Draw Funding Date and the Second Lien Delayed Draw Funding Date plus (iv) the aggregate amount of existing debt for borrowed money (including capital leases) of the Designated Permitted Acquisition Target and its subsidiaries that remains outstanding after the consummation of the Designated Permitted Acquisition plus (v) the aggregate amount of the Initial Equity Contribution and the Designated Permitted Acquisition Target Equity Contribution, and (z) to the extent that the VMS Restructuring Date (as defined below) has not occurred on or prior to the Closing Date, additional equity contributions (in the form of Permitted Equity) will be made in cash directly or indirectly to Holdings by the Investors (the “VMS Equity Contribution”) in an amount equal to $5.0 million, which shall be further contributed as cash common equity to the Borrower and used by the Borrower to fund any operating losses, costs and expenses incurred by Holdings and its subsidiaries in connection with their cloud-based marketing software line of business (the “VMS Business”) during the period from the Closing Date to and including the earliest of (i) the date on which the VMS Business shall be sold, (ii) the date on which the VMS Business is spun-off by Holdings, the Borrower or any of its subsidiaries and (iii) the date on which the VMS Business is contributed to an unrestricted subsidiary, in each case, in accordance with the terms and conditions of the Senior Credit Documentation (such earliest date, the “VMS Restructuring Date” and any such transaction, the “VMS Restructuring”).

(c) All existing third party debt for borrowed money of the Company and its subsidiaries will be repaid, all commitments thereunder will be terminated (the “Refinancing”) and the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (the “Transaction Costs”) will be paid, other than indebtedness of the Company and its subsidiaries expressly permitted to remain outstanding under the Merger Agreement as in effect on the date hereof (the “Permitted Surviving Debt”).

(d) The Borrower will obtain senior secured first lien credit facilities in an aggregate amount of up to $325.0 million, comprised of (i) an initial term loan facility of $185.0 million, subject to increase pursuant to the “market flex” provisions set forth in the Fee Letter, (ii) a delayed draw term loan facility (the “First Lien Delayed Draw Term Loan Facility”) in an aggregate amount set forth in Annex I to this Exhibit A (the “Delayed-Draw Commitment Schedule”) and (iii) a revolving credit facility of up to $25.0 million (collectively, the “First Lien Facilities”) as described in Exhibit B to the Commitment Letter, of which up to $15.0 million shall be available until the Designated Permitted Acquisition is consummated.

(e) The Borrower will obtain senior secured second lien term loan facilities in an aggregate amount of up to $115.0 million, comprised of (i) an initial term loan facility of $75.0 million, subject to increase pursuant to the “market flex” provisions set forth in the Fee Letter and (ii) a delayed draw term loan facility (the “Second Lien Delayed Draw Term Loan Facility” and, together with the First Lien Delayed Draw Term Loan Facility, the “Delayed Draw Term Loan Facilities”) (collectively, the “Second Lien Term Facilities” and, together with the First Lien Facilities, the “Senior Credit Facilities,” and each a “Senior Credit Facility”), as described in Exhibit C to the Commitment Letter in an aggregate amount set forth in the Delayed-Draw Commitment Schedule.

(f) The proceeds of the Initial Equity Contribution, a portion of the Revolving Facility (limited as set forth in Exhibit B to the Commitment Letter), the Initial First Lien Term Loan Facility and the Initial Second Lien Term Facility will be applied to fund the Acquisition and the Refinancing and to pay all Transactions Costs.

The transactions described above (other than the Designated Permitted Acquisition and the incurrence of the Delayed Draw Term Loan Facilities) are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of (i) the satisfaction or waiver by each of the Commitment Parties of the Exclusive Funding Conditions, (ii) the initial funding of the Senior Credit Facilities and (iii) the consummation of the Acquisition.

EXHIBIT B

PROJECT VOLCANO

First Lien Facilities

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the First Lien Facilities. Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the letter to which this Exhibit B is attached or in Exhibit A, C or D attached thereto. Certain of the terms below are subject to adjustment pursuant to the “market flex” provisions contained in the Fee Letter (whether or not such adjustment is referenced below).

1. PARTIES

Borrower:	Initially Purchaser, a Delaware corporation, and, following the Acquisition, the Company as the survivor of the merger contemplated thereby (the “Borrower”).

Guarantors:	Holdings and each of the Borrower’s direct and indirect wholly owned U.S. subsidiaries (collectively, the “Guarantors”), except (i) any U.S. subsidiary of a foreign subsidiary that is a “controlled foreign corporation” (as defined in Section 957 of the Internal Revenue Code) (each a “CFC”) or any U.S. subsidiary substantially all of the assets of which are equity interests of one or more CFCs and, if applicable, debt of any such CFCs (each, a “Foreign Holdco”), (ii) unrestricted subsidiaries, (iii) captive insurance companies, (iv) not-for-profit subsidiaries, (v) certain special purpose entities, (vi) immaterial subsidiaries (defined in a manner to be mutually agreed), (vii) to the extent a guarantee is prohibited or restricted by contracts existing on the Closing Date (or if acquired after the Closing Date, on the date of such acquisition, so long as not entered into in contemplation thereof) or applicable law (including any requirement to obtain governmental authority or third party consent) or could result in material adverse tax consequences as reasonably determined by Borrower, and (viii) any subsidiary for which the First Lien Administrative Agent and Borrower determine the cost and/or burden of obtaining the guaranty outweigh the benefit to the Lenders, in each case consistent with the Documentation Principles.

All of the above-described guarantees shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles.

First Lien Administrative Agent and Collateral Agent:	Jefferies Finance (in such capacity and collectively with its permitted successors and assigns, the “First Lien Administrative Agent” and, together with the Second Lien Administrative Agent (as defined in Exhibit C attached to the Commitment Letter), collectively, the “Administrative Agents”).

First Lien Lead Arrangers:	Jefferies Finance and any other “First Lien Lead Arranger” appointed pursuant to the Commitment Letter (in such capacity, the “First Lien Lead Arrangers” and, together with the Second Lien Lead Arrangers (as defined in Exhibit C attached to the Commitment Letter), collectively, the “Senior Lead Arrangers”).

First Lien Lenders:	A syndicate of banks, financial institutions and other entities, including the Initial Senior Lenders, arranged by the First Lien Lead Arrangers (excluding any Disqualified Institutions) and reasonably acceptable to the Borrower (collectively, the “First Lien Lenders” and, together with the Second Lien Lenders (as defined in Exhibit C attached to the Commitment Letter), collectively, the “Lenders”); provided, that nothing herein shall affect the consent rights of the Borrower set forth below under the heading “Assignments and Participations.”

2. TYPES AND AMOUNTS OF FIRST LIEN FACILITIES

Initial First Lien Term Loan Facility: Type and Amount:	A senior secured first lien term loan facility (the “Initial First Lien Term Loan Facility”) in the amount of $185.0 million (subject to increase, at the Borrower’s election, to the extent required to account for any original issue discount and/or upfront fees with respect to the Initial First Lien Term Loan Facility required pursuant to the “market flex” provisions of the Fee Letter; provided, that any such increase shall be subject to reduction on a dollar-for-dollar basis by any additional amount of Revolving Loans incurred to fund any original issue discount and/or upfront fees with respect to the Initial First Lien Term Loan Facility required pursuant to the “market flex” provisions of the Fee Letter) (the loans thereunder (which shall include, to the extent actually funded, any First Lien Delayed Draw Term Loans (as defined below)), the “Initial First Lien Term Loans”). The Initial First Lien Term Loans will be available in US dollars.

Maturity and Amortization:	Initial First Lien Term Loans will mature on the date that is seven years after the Closing Date (the “First Lien Term Loan Maturity Date”).

Annual amortization (payable in equal quarterly installments commencing on the last day of the first full fiscal quarter following the Closing Date) of Initial First Lien Term Loans shall be required for each year in an aggregate annual amount equal to 1% of the original principal amount of the Initial First Lien Term Loans funded on the Closing Date. The remaining aggregate principal amount of Initial First Lien Term Loans will be payable in full on the First Lien Term Loan Maturity Date.

Availability:	The Initial First Lien Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Initial First Lien Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Initial First Lien Term Loans will be used to finance a portion of the Transactions (including related Transaction Costs and, to the extent permitted in the Fee Letter, upfront fees and original issue discount required pursuant to the “market flex” provisions of the Fee Letter).

First Lien Delayed Draw Term Loan Facility: Type and Amount:	A senior secured first lien delayed draw term loan facility (the “First Lien Delayed Draw Term Loan Facility”, and the loans made under the First Lien Delayed-Draw Term Loan Facility, the “First Lien Delayed Draw Term Loans”) in the amount determined in accordance with the Delayed-Draw Commitment Schedule; it being understood and agreed, however, that upon the funding of the First Lien Delayed Draw Term Loans, such First Lien Delayed Draw Term Loans shall be added to, and constitute a part of, the Initial First Lien Term Loan Facility and the outstanding Initial First Lien Term Loans for all purposes of the First Lien Credit Documentation (as defined below).

Maturity and Amortization:	The First Lien Delayed Draw Term Loan Facility will mature on the First Lien Term Loan Maturity Date. Annual amortization (payable in equal quarterly installments commencing on the last day of the fiscal quarter following the First Lien Delayed Draw Funding Date) in an aggregate annual amount equal to 1% of the original principal amount of the First Lien Delayed Draw Term Loans funded on the First Lien Delayed Draw Funding Date

Availability:	The First Lien Delayed Draw Term Loan Facility shall be drawn in a single drawing after the Closing Date and on the date of the consummation of the Designated Permitted Acquisition (as hereinafter defined) (such date, the “First Lien Delayed Draw Funding Date”); provided, however, to the extent that the First Lien Delayed Draw Term Loans are not incurred on or prior to the six month anniversary of the Closing Date, the commitments under the First Lien Delayed Draw Term Loan Facility shall automatically terminate and no First Lien Delayed Draw Term Loans may be incurred thereafter. Repayments and prepayments of the First Lien Delayed Draw Term Loan Facility may not be reborrowed.

Use of Proceeds:	The proceeds of the First Lien Delayed Draw Term Loans will be used solely to (i) finance a permitted acquisition previously identified to the First Lien Lead Arrangers and code named “Chicago” (the “Designated Permitted Acquisition”, and the entity to be acquired pursuant thereto, the “Designated Permitted Acquisition Target”), provided however, to the extent that such Designated Permitted Acquisition cannot consist of the entire operations of the Designated Permitted Acquisition Target and its subsidiaries due to certain corporate and other restrictions, then such Designated Permitted Acquisition shall consist solely of the U.S. operations of the Designated Permitted Acquisition Target and its subsidiaries or solely of the U.S. and U.K. operations of the Designated Permitted Acquisition Target and its subsidiaries, (ii) refinance existing debt of the Designated Permitted Acquisition Target and its subsidiaries acquired pursuant to the Designated Permitted Acquisition and (iii) pay fees and expenses in connection with the Designated Permitted Acquisition and the related financing.

Revolving Facility: Type and Amount:	A revolving credit facility (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”) in an aggregate principal amount of up to $25.0 million (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans”; and together with the Initial First Lien Term Loans (including the First Lien Delayed Draw Term Loans), the “First Lien Loans”); provided, however, that up to $15.0 million of the Revolving Facility shall be available until the Designated Permitted Acquisition is consummated. The Revolving Loans will be available in US dollars.

Availability and Maturity:

The final maturity date of the Revolving Facility shall be five years from the Closing Date (the “Revolving Loan Maturity Date”).

Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date (without premium or penalty) and prior to the Revolving Loan Maturity Date in accordance with the terms of the First Lien Credit Documentation referred to below.

Use of Proceeds:	The proceeds of the Revolving Loans will be used (x) on the Closing Date, (a) to replace, backstop or cash collateralize existing letters of credit, and (b) in an amount not to exceed $10.0 million in the aggregate, (i) to fund Transaction Costs, (ii) for working capital purposes, and (iii) to the extent provided in the Fee Letter, to the extent required to account for any original issue discount and/or upfront fees with respect to the Senior Credit Facilities required pursuant to the “market flex” provisions of the Fee Letter; provided, that the foregoing $10.0 million cap shall be subject to reduction on a dollar-for-dollar basis by any additional amount of the Initial First Lien Term Loans or Initial Second Lien Term Loans incurred to fund any original issue discount and/or upfront fees in with respect to the Senior Credit Facilities required pursuant to the “market flex” provisions of the Fee Letter and (y) after the Closing Date, to finance the working capital needs of the Borrower and its restricted subsidiaries and for general corporate purposes of the Borrower and its restricted subsidiaries (including for capital expenditures, acquisitions, investments, restricted payments and any other transaction not prohibited by the First Lien Credit Documentation).

Letters of Credit:	A portion of the Revolving Facility not in excess of an amount to be mutually agreed upon shall be available for the issuance of stand-by and trade letters of credit (the “Letters of Credit”) by the First Lien Administrative Agent or any other Revolving Lender (as defined below) or Revolving Lenders reasonably satisfactory to the Borrower that agrees to act in such capacity (in such capacity, each an “Issuing Lender”); provided that, neither Jefferies Finance nor any of its affiliates will be required to issue any trade Letters of Credit. No Letter of Credit shall have an expiration date after the earlier of (a) one year (or 180 days in the case of trade Letters of Credit) after the date of issuance unless consented to by the Issuing Lender and (b) five business days prior to the Revolving Loan Maturity Date (unless cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender); provided, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above (unless cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender)). Letters of Credit shall be issued in US dollars.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day of notice of such drawing. To the extent that the Borrower does not so reimburse the Issuing Lender, the First Lien Lenders under the Revolving Facility (each, a “Revolving Lender”) shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis based upon their respective Revolving Commitments.

Letters of Credit may be issued on the Closing Date in the ordinary course of business and to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the Revolving Facility).

If any Revolving Lender becomes a “defaulting lender” (to be mutually defined), then the Letter of Credit exposure of such defaulting Revolving Lender will automatically be reallocated among the non-defaulting Revolving Lenders pro rata in accordance with their Revolving Commitments up to an amount such that the revolving credit exposure of such non-defaulting Revolving Lender does not exceed its Revolving Commitment. In the event that such reallocation does not fully cover the Letter of Credit exposure of such defaulting Revolving Lender, the applicable Issuing Lender may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit and will have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent the Letter of Credit exposure would exceed the Revolving Commitments of the non-defaulting Revolving Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Lender’s reasonable satisfaction.

Swingline Loans:	A portion of the Revolving Facility not in excess of an amount to be mutually agreed upon shall be available for swingline loans (the “Swingline Loans”) from the First Lien Administrative Agent (in such capacity, the “Swingline Lender”) on same-day notice. Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Revolving Lender shall be irrevocably and unconditionally required to purchase a participation in each Swingline Loan on a pro rata basis based upon their respective Revolving Commitments.

If any Revolving Lender becomes a defaulting lender, then the Swingline Loan exposure of such defaulting lender will automatically be reallocated among the non-defaulting Revolving Lenders pro rata in accordance with their Revolving Commitments up to an amount such that the revolving credit exposure of such non-defaulting Revolving Lender does not exceed its Revolving Commitment. In the event that such reallocation does not fully cover the Swingline Loan exposure of such defaulting Revolving Lender, the applicable Swingline Lender may require the Borrower to repay such “uncovered” exposure and will have no obligation to make new Swingline Loans, to the extent Swingline Loan exposure would exceed the Revolving Commitments of the non-defaulting Revolving Lenders.

Incremental Facilities:	The Borrower will have the right from time to time, on one or more occasions, to (a) (except as described in clause (vii) below) add one or more incremental term loan facilities to the First Lien Facilities and/or increase the Initial First Lien Term Loan Facility (each, an “Incremental First Lien Term Facility”) and/or (b) increase commitments under the Revolving Facility or add one or more incremental revolving credit facilities (each an “Incremental Revolving Facility” and, together with any Incremental Term Facilities, collectively, the “Incremental First Lien Facilities”) in minimum amounts to be mutually agreed and in an aggregate total principal amount not to exceed (A) $25.0 million (or $50.0 million if the Designated Permitted Acquisition is consummated on or prior to the First Lien Delayed Draw Term Loan Commitment Termination Date) (less the aggregate principal amount of all Incremental Notes (as defined below) issued in reliance on this clause (A) and all Incremental Notes (as defined in Exhibit C to the Commitment Letter) and all Incremental Second Lien Term Facilities issued or incurred in reliance on clause (A) of the first paragraph under the heading “Incremental Facilities” in Exhibit C to the Commitment Letter) plus (B) an additional amount such that, after giving pro forma effect thereto (including use of proceeds), the First Lien Net Leverage Ratio (as hereinafter defined) is no greater than (1) if such Incremental First Lien Facility is incurred prior to the First Lien Delayed Draw Term Loan Commitment Termination Date, the First Lien Net Leverage Ratio on the Closing Date and (2) if such Incremental First Lien Facility is incurred on or after the First Lien Delayed Draw Term Loan Commitment Termination Date, the First Lien Net Leverage Ratio on the First Lien Delayed Draw Term Loan Commitment Termination Date (in each case, after giving effect to the incurrence of any First Lien Delayed Draw Term Loans on the relevant date) as of the last day of the most recently ended period of four consecutive fiscal quarters (treating all Incremental Revolving Facilities as fully drawn and excluding cash proceeds of any Incremental First Lien Facility (as well as all cash proceeds from any Incremental Notes and Incremental Second Lien Term Facilities) from any unrestricted cash permitted to be netted in the calculation thereof) (the “First Lien Incremental Leverage Test”); provided, that:

(i) the Incremental First Lien Facilities will rank pari passu in right of payment and pari passu with respect to security with the other First Lien Facilities;

(ii) any Incremental First Lien Term Facility will have a final maturity no earlier than the maturity date of the then existing Initial First Lien Term Loan Facility;

(iii) the weighted average life to maturity of each Incremental First Lien Term Facility shall be no shorter than that of the then existing Initial First Lien Term Loan Facility;

(iv) (A) any Incremental Revolving Facility will mature no earlier than, and will require no scheduled amortization or mandatory commitment reduction prior to, the maturity of the then existing Revolving Facility and all other material terms (other than pricing, maturity and fees) shall be substantially identical to the then existing Revolving Facility (it being understood that the First Lien Credit Documentation will contain certain provisions to govern the pro rata payment, repayment, borrowings and commitment reductions of the Revolving Facility and any Incremental Revolving Facility (subject to certain exceptions to be agreed)), (B) no more than three Incremental Revolving Facilities may be outstanding at any time, and (C) the Incremental Term Facilities shall share ratably in any prepayments of the Initial First Lien Term Loan Facility (subject to certain exceptions to be mutually agreed), unless the Borrower and the lenders in respect of such Incremental First Lien Term Facility agree otherwise to less favorable treatment for such Incremental First Lien Term Facility;

(v) (A) no default or event of default exists or would exist after giving effect thereto and (B) the representations and warranties set forth in the First Lien Credit Documentation shall be true and correct in all material respects (or, if qualified by materiality, in all respects), except, in the case of an Incremental First Lien Term Facility incurred to finance a permitted acquisition, the requirements in this clause (v) shall be subject to customary “Certain Funds Provisions”, if otherwise agreed by the lenders providing such Incremental First Lien Term Facility;

(vi) the all-in-yield (including interest rate margins, original issue discount (based on a four-year average life to maturity or, if less, the remaining life to maturity), upfront fees, recurring periodic fees or LIBOR/ABR floors, but excluding arrangement, commitment, structuring and underwriting fees and any amendment fees, in each case not shared generally with other First Lien Lenders) applicable to any Incremental First Lien Facility will be determined by the Borrower and the lenders providing such Incremental First Lien Facility and with respect to any Incremental First Lien Term Facility made on or prior to the date that is 18 months after the First Lien Delayed Draw Term Loan

Commitment Termination Date the all-in-yield applicable to any Incremental First Lien Term Facility will not be more than 0.50% higher than the corresponding all-in-yield (determined on the same basis) applicable to the existing Initial First Lien Term Loan Facility unless the interest rate margin (or LIBOR/ABR floors) with respect to the existing Initial First Lien Term Loan Facility is increased by an amount equal to the difference between the all-in-yield with respect to the Incremental First Lien Facility and the corresponding all-in-yield on the existing Initial First Lien Term Loan Facility minus 0.50%;

(vii) the Borrower may issue, in lieu of (and subject to corresponding restrictions) term loans under any Incremental First Lien Term Facility, first lien secured or junior lien secured or unsecured notes (“Incremental Notes”) (in each case, to the extent secured, subject to customary intercreditor terms to be mutually agreed between the Borrower and the First Lien Administrative Agent and, in each case, the provisions of the preceding clauses (i) through (iv) and (vi) shall not apply (provided that (1) the final stated maturity date for such Incremental Notes shall not be earlier than the date that is 91 days after the then final stated maturity date applicable to the First Lien Facilities with the latest maturity date then in effect, (2) such Incremental Notes shall have no amortization, mandatory redemption or sinking fund provisions or similar requirements (other than customary offers upon asset sales or change of control) prior to the date that is 91 days after the latest maturity date then in effect for the First Lien Facilities, (3) such Incremental Notes shall not be secured by any lien on any asset that does not also secure the First Lien Facilities or be guaranteed by any person other than the Guarantors under the First Lien Facilities) (it being understood and agreed that, for purposes of calculating the First Lien Net Leverage Ratio, any such junior secured or unsecured notes (and any refinancing thereof) shall at all times be deemed to be pari passu (including as to security) to the First Lien Facilities, (4) any Incremental Notes that are secured on a pari passu basis with the First Lien Facilities may participate on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) in any mandatory prepayments of the Initial First Lien Term Loan Facility from asset sales or casualty or condemnation events and (5) for the avoidance of doubt, any cash proceeds of any Incremental Notes shall be excluded from any unrestricted cash permitted to be netted in the calculation of First Lien Net Leverage Ratio); and

(viii) except as otherwise required in clauses (i) through (vii), all other terms of such Incremental First Lien Facility, if not consistent with the terms of the existing Initial First Lien Term Loan Facility or Revolving Facility, as applicable, will be as agreed between the Borrower and the lenders providing such Incremental First Lien Facility (and with such other terms not consistent with the existing First Lien Facilities to be reasonably satisfactory to the First Lien Administrative Agent).

No existing First Lien Lender will be required to participate in any such Incremental First Lien Facility without its consent. The lenders providing any Incremental First Lien Facility shall be reasonably satisfactory to the First Lien Administrative Agent, the Borrower and, in the case of any Incremental Revolving Facility, each Issuing Lender and the Swingline Lender, in each case to the extent required under “Assignments and Participations” below. Any such Incremental First Lien Facility held by Holdings or any of its subsidiaries, the Sponsor, any Non-Debt Fund Affiliate (as defined below) or any Debt Fund Affiliate (as defined below) shall be subject to the same restrictions applicable to assignments to such persons as set forth under the heading “Assignments and Participations” below (including voting restrictions and, where applicable, an aggregate cap on the amount of Initial First Lien Term Loans held by such persons).

Use of Proceeds:	The use of proceeds of the Incremental First Lien Facilities will be as agreed by the Borrower and the lenders providing such Incremental First Lien Facility.

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth in Annex I to Exhibit B attached hereto.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments and Commitment Reductions:	First Lien Loans may be prepaid and commitments may be reduced, in whole or in part without premium or penalty (subject to the Soft Call Premium set forth below), in minimum amounts to be mutually agreed, at the option of the Borrower at any time upon one business day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I to Exhibit B attached hereto), three business days’) prior notice, subject to reimbursement of the First Lien Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the Initial First Lien Term Loans shall be applied to reduce scheduled amortization payments as directed by the Borrower (and absent such direction, in direct order of maturity).

Soft Call Premium:	If, prior to the six-month anniversary of the First Lien Delayed Draw Term Loan Commitment Termination Date, (a) there shall occur any amendment, amendment and restatement or other modification of the First Lien Credit Documentation that has the effect of reducing the all-in yield then in effect for the Initial First Lien Term Loans or (b) all or any portion of the Initial First Lien Term Loan Facility is (i) voluntarily prepaid in connection with a refinancing the primary purpose of which is to reduce the all-in-yield applicable to the Initial First Lien Term Loan Facility (and such all-in-yield is reduced) (including as a result of the exercise by the Borrower of any right to yank-a-bank) or (ii) mandatorily prepaid, in either case with the net cash proceeds of issuances, offerings or placements of debt obligations of Holdings, the Borrower and its subsidiaries, or refinanced substantially concurrently with the incurrence of, or conversion of the loans thereunder into, new indebtedness that has an effective yield lower than the yield in effect for the loans so prepaid (in each case, after giving effect to interest rate margins (including interest rate floors), original issue discount and upfront fees) (each, a “Repricing Transaction”), then in each case the aggregate principal amount so subject to such Repricing Transaction will be subject to a 1.00% prepayment premium (the “Soft Call Premium”) payable by the Borrower; provided, however, that the following events or conditions resulting in a Repricing Transaction shall be exempt from the Soft Call Premium: an initial public offering of stock of Holdings or a “change of control” transaction.

Mandatory Prepayments:	Mandatory repayments of Initial First Lien Term Loans shall be required from:

(a) 100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation, but excluding sales of inventory, obsolete or worn-out property, property no longer useful in such person’s business and other customary exceptions to be mutually agreed) by Holdings and its restricted subsidiaries in excess of an amount to be mutually agreed and subject to the right of Holdings to reinvest in assets useful in the business of Holdings and its restricted subsidiaries (other than ordinary course current assets) if such proceeds are reinvested (or committed to be reinvested) within 365 days (and if so committed to reinvestment, reinvested within 180 days after such 365-day period); provided, however, with respect to the sale of assets in excess of a threshold to be mutually agreed, the net cash proceeds therefrom shall be applied as a mandatory repayment of Initial First Lien Term Loans (and Holdings shall not have any reinvestment rights with respect thereto);

(b) 100% of the net cash proceeds from issuances or incurrences of indebtedness by Holdings and its restricted subsidiaries (other than indebtedness permitted by the First Lien Credit Documentation (other than indebtedness incurred pursuant to a Refinancing Facility or Refinancing Notes referred to below)); and

(c) commencing with the fiscal year of Holdings ending December 31, 2015, 50% of excess cash flow for each fiscal year; provided, that (i) the foregoing percentage shall be reduced to 25% and 0% when the Total Net Leverage Ratio (as hereinafter defined) is less than or equal to levels to be mutually agreed, and (ii) the amount of such mandatory prepayment shall be reduced dollar-for-dollar by the amount of voluntary prepayments of First Lien Loans at par under the Initial First Lien Term Loan Facility, any Incremental First Lien Term Loan Facility, any Initial Second Lien Term Facility, any Incremental Second Lien Term Facility, the Revolving Facility and any Incremental Revolving Facility (in the case of loans under the Revolving Facility and any Incremental Revolving Facility, to the extent accompanied by a permanent reduction of the relevant commitment) (including, where applicable, any debt buyback conducted pursuant to a Dutch auction, but limited to the actual cash amount paid by the Borrower in connection with such buyback),

in each case made (without duplication) during the relevant fiscal year and, at the option of Holdings, thereafter prior to the related excess cash flow prepayment date, other than prepayments funded with (x) the proceeds of long-term indebtedness or (y) the “available amount” basket and (iii) consistent with the Documentation Principles, excess cash flow shall be reduced by cash amounts used (or to be used) for capital expenditures, permitted acquisitions, certain other investments (including investments in joint ventures) and certain restricted payments made during such fiscal period and, at the option of Holdings, made prior to the date of such excess cash flow prepayment or committed or budgeted to be made during such fiscal year or prior to the date of such excess cash flow prepayment (except to the extent financed with long-term indebtedness).

Each mandatory prepayment of Initial First Lien Term Loans shall be applied to reduce scheduled amortization payments as directed by the Borrower (and if not so directed, in direct order of maturity); provided, that the First Lien Credit Documentation shall provide that in the case of mandatory prepayments of the type described in clause (a) above, a ratable portion of the prepayment amount may be applied to prepay or offer to purchase any first lien secured Incremental Notes if required under the terms of the first lien secured Incremental Notes documents.

In addition, (i) if at any time the outstandings pursuant to the Revolving Facility (including Letters of Credit outstandings and Swingline Loans) exceed the aggregate commitments with respect thereto, prepayments of Revolving Loans and/or Swingline Loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess, and (ii) after giving effect to the consummation of the Transactions on the Closing Date, all commitments under the Initial First Lien Term Loan Facility (if any) not required to finance the Transactions shall be terminated in their entirety.

All prepayments referred to in clauses (a) and (c) above are subject to permissibility under, in the case of foreign restricted subsidiaries, local law (e.g., financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries). Further, there will be no requirement to make any prepayment (to the extent attributable to foreign restricted subsidiaries) whereby doing so Holdings and its restricted subsidiaries would suffer material adverse tax consequences (as determined in good faith by Holdings) as a result of upstreaming cash to make such prepayments (including the imposition of withholding taxes), subject to limitations to be mutually agreed. The non-application of any such prepayment amounts as a result of the foregoing provisions will not constitute an event of default and such amounts shall be available (A) first, to repay local foreign indebtedness, if any, and (B) thereafter, for working capital purposes of the Borrower and its restricted subsidiaries, in each case, as long as not required to be prepaid in accordance with the following provisions. Holdings and its restricted subsidiaries will undertake to use all commercially reasonable efforts to overcome or eliminate any such restrictions and/or minimize any such costs of prepayment and/or use the other cash resources of Holdings and its restricted subsidiaries (subject to the considerations above) to make the relevant prepayment. If at any time within one year of a prepayment being excused due to such restrictions, such restrictions are removed, any relevant proceeds will at the end of the then current interest period be applied in prepayment in accordance with the terms of the First Lien Credit Documentation. Notwithstanding the foregoing, any prepayments required after application of the above provision shall be net of any costs, expenses or taxes incurred by Holdings and its restricted subsidiaries and arising exclusively as a result of compliance with the preceding sentence.

Any First Lien Lender may elect not to accept its pro rata portion of any mandatory prepayment of the type required under clause (a) or (c) above (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender, subject to any prepayment requirements under the Initial Second Lien Term Facility, may be retained by the Borrower.

Except as provided under the heading “Soft Call Premium” above, there will be no prepayment premiums or penalties for mandatory prepayments (except for reimbursement of actual breakage costs (other than lost profits) incurred in the case of a prepayment of Eurodollar Loans other than on the last day of the relevant interest period).

Mandatory Commitment Reductions:	In addition, the commitments under the First Lien Delayed Draw Term Loan Facility shall be permanently reduced to zero and terminate in their entirety (to the extent not theretofore terminated) on the earliest to occur of (i) the First Lien Delayed Draw Funding Date (after giving effect to the incurrence of the First Lien Delayed Draw Term Loans on such date), (ii) the six month anniversary of the Closing Date (after giving effect to any incurrence of First Lien Delayed Draw Term Loans on such date), (iii) the date on which the Borrower voluntarily terminates the commitments in respect of the First Lien Delayed Draw Term Loan Facility and (iv) the date on which the Borrower decides not to consummate the Designated Permitted Acquisition (such earliest date being referred to as the “First Lien Delayed Draw Term Loan Commitment Termination Date”).

In addition, at any time prior to the First Lien Delayed Draw Funding Date, to the extent that the amount of any mandatory prepayment which would otherwise be required under the heading “Mandatory Prepayments” above exceeds the aggregate principal amount of Initial First Lien Term Loans then outstanding, such excess shall be applied to permanently reduce the commitments under the First Lien Delayed Draw Term Loan Facility.

In addition, to the extent that the Designated Permitted Acquisition shall not have been consummated on or prior to the six month anniversary of the Closing Date, the Revolving Commitments shall be permanently reduced by $10.0 million.

4. COLLATERAL

Collateral:	Subject to the Certain Funds Provision and the provisions of the immediately following paragraph and consistent with the Documentation Principles, (i) the obligations of the Borrower and the Guarantors in respect of the First Lien Facilities and (ii) any swap and cash management obligations owed by the Borrower or any Guarantor to First Lien Lenders or affiliates of First Lien Lenders or the First Lien Administrative Agent or affiliates of the First Lien Administrative Agent, in each case, as of the Closing Date or as of the time of entering into such arrangements and designated by the Borrower as “First Lien Obligations” shall be secured by (a) perfected pledge of all the capital stock of the Borrower and a perfected pledge of all the capital stock in restricted subsidiaries directly held by the Borrower or any Guarantor (which pledge, (i) in the case of a Foreign Holdco and any CFC, shall be limited to 65% of the voting stock (and 100% of the non-voting stock) of such Foreign Holdco or CFC, as the case may be, and (ii) shall exclude any equity the pledge of which would violate applicable law); and (b) perfected security interests in substantially all other property of the Borrower and the Guarantors (the “Collateral”), in each case subject to permitted liens and to certain customary exceptions to be agreed consistent with the Documentation Principles.

Notwithstanding anything to the contrary, (a) the Collateral shall exclude the following: (i) any immaterial fee-owned real property and any leasehold interest (with no requirement to obtain landlord waivers, estoppels or collateral access letters), (ii) motor vehicles, airplanes and other assets subject to certificates of title (to the extent a lien therein cannot be perfected by the filing of a UCC financing statement), (iii) letter of credit rights (except to the extent a lien therein can be perfected by the filing of a UCC financing statement) and commercial tort claims subject to caps to be mutually determined, (iv) any governmental licenses or state or local franchises, charters and authorizations to the extent security interest is prohibited or restricted thereby (but no exclusion of proceeds of governmental licenses), (v) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority, unless such consent has otherwise been obtained), (vi) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings or any restricted subsidiary) or otherwise require consent thereunder (unless such consent is obtained) (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition), (vii) any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower, (viii) any intent-to-use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (ix) stock and assets of unrestricted subsidiaries, (x) interests in joint ventures and non-wholly owned subsidiaries to the extent not permitted to be pledged without the consent of a third party (unless such consent is obtained) and (xi) assets where the cost of obtaining a security interest therein exceeds the practical benefit to the First Lien Lenders afforded thereby as agreed by the Borrower and the First Lien Administrative Agent, (b) no actions in any non-U.S. jurisdiction, or required by the laws of any non-U.S. jurisdiction, shall be required to be taken to create or perfect a security interest in any assets outside of the U.S. and (c) no control agreements shall be required for deposit or securities accounts.

Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Facilities and the Initial Second Lien Term Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Borrower, the First Lien Administrative Agent and the Second Lien Administrative Agent (as defined in Exhibit C to the Commitment Letter) and consistent with the Documentation Principles.

5. CERTAIN CONDITIONS

Initial Conditions:	Subject to the Certain Funds Provision, the availability of the First Lien Facilities on the Closing Date will be subject only to the Exclusive Funding Conditions.

On-Going Conditions after the Closing Date:	After the Closing Date, the making of each First Lien Loan or the issuance of a Letter of Credit shall be conditioned upon (a) delivery of a notice of borrowing or credit extension, (b) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the First Lien Credit Documentation and (c) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

Conditions to the First Lien Delayed Draw Funding Date:	The making of the First Lien Delayed Draw Term Loans shall be conditioned on (i) the occurrence of the Closing Date, (ii) each of the conditions set in the immediately preceding paragraph and (iii) each of the conditions precedent set forth below:

(1) The structure of (including the tax impact thereof on Holdings and its subsidiaries), and the definitive acquisition documents for, the Designated Permitted Acquisition (including all amendments and waivers thereto or consents thereunder, collectively, the “Designated Permitted Acquisition Documents”) shall be in form and substance reasonably satisfactory to the First Lien Administrative Agent (including, without limitation, the ownership interest of Holdings and/or the Borrower in the acquired entities and which acquired entities become guarantors and grant security interests in its assets) and the Designated Permitted Acquisition shall have been consummated (or shall be consummated substantially concurrently with the incurrence of the First Lien Delayed Draw Term Loans) in accordance with the terms and conditions of the Designated Permitted Acquisition Documents and all applicable laws.

(2) All necessary governmental (domestic and foreign) and material third party approvals and consents in connection with the Designated Permitted Acquisition shall have been obtained and remain in full force and effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Designated Permitted Acquisition; provided, that it is understood and agreed that governmental or corporate restrictions that limit the Designated Permitted Acquisition to consist solely of the U.S. operations of the Designated Permitted Acquisition Target and its subsidiaries, or solely of the U.S. and U.K. operations of the Designated Permitted Acquisition Target and its subsidiaries, shall not be deemed to restrain, prevent or impose materially adverse conditions upon the consummation of the Designated Permitted Acquisition.

(3) Substantially concurrently with the incurrence of the First Lien Delayed Draw Term Loans, all existing debt for borrowed money of the Designated Permitted Acquisition Target and its subsidiaries shall have been repaid in full and all liens and guaranties in connection therewith shall have been released and terminated (subject to certain limited exceptions, if any, to be mutually agreed).

(4) The Minimum Designated Permitted Acquisition Equity Amount shall have been satisfied.

(5) Each U.S. entity acquired pursuant to the Designated Permitted Acquisition shall have become a Guarantor in respect of the First Lien Facilities and all actions necessary to establish that the First Lien Administrative Agent will have a perfected first priority security interest (subject to permitted liens under the First Lien Credit Documentation) in the Collateral of each such U.S. entity shall have been taken.

(6) The First Lien Administrative Agent shall have received:

(a) customary closing certificates, legal opinions and lien searches;

(b) customary officer’s certificates and good standing certificates (of the jurisdictions of organization of each such U.S. entity so acquired), evidence of insurance and customary evidence of authority and charter documents; and

(c) a certificate from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower in the form attached as Annex I to the Commitment Letter, certifying that the Borrower and its restricted subsidiaries, on a consolidated basis after giving effect to the Designated Permitted Acquisition, are solvent.

(7) since December 31, 2013, there shall not have occurred any event, change, circumstance, development, effect or fact that, individually or in the aggregate, has had or could reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Designated Permitted Acquisition Target and its subsidiaries, taken as a whole.

(8) The First Lien Administrative Agent shall have received, at least three days prior to the First Lien Delayed Draw Funding Date, all documentation and other information with respect to the Designated Permitted Acquisition Target and its subsidiaries that it has requested from the Borrower at least ten days prior to the First Lien Delayed Draw Funding Date and that it reasonably believes is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(9) The First Lien Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income and cash flows of the Designated Permitted Acquisition Target and its subsidiaries for the last three fiscal years ended at least 120 days prior to the First Lien Delayed Draw Funding Date and (2) unaudited consolidated balance sheets and related statements of income and cash flows of the Designated Permitted Acquisition Target for each fiscal quarter of the Designated Permitted Acquisition Target and its subsidiaries (other than the fourth fiscal quarter) ended after the close of its most recent fiscal year and at least 60 days prior to the First Lien Delayed Draw Funding Date. The First Lien Administrative Agent hereby acknowledges that it has received audited consolidated balance sheets and related statements of income and cash flows of the Designated Permitted Acquisition Target and its subsidiaries for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013.

(10) Payment of all fees and expenses earned, due and payable to the First Lien Administrative Agent and the First Lien Lenders required to be paid on the First Lien Delayed Draw Funding for which invoices have been received at least three days in advance.

(11) Payment of all accrued and unpaid interest on all then outstanding Initial First Lien Term Loans.

6. DOCUMENTATION

Credit Documentation:	The definitive documentation for the First Lien Facilities (the “First Lien Credit Documentation”) shall be based upon (the “Documentation Principles”) the First Lien Credit Agreement, dated as of May 31, 2012, as amended through the date of the Commitment Letter, by and among Camp International Holding Company, a Delaware corporation, Camp Investors I, Inc., a Delaware corporation, Deutsche Bank Trust Company Americas, as administrative agent and as collateral agent, and will (A) take into account the terms set forth in the Commitment Letter and differences related to Holdings, its subsidiaries and their business (including (i) as to operational and strategic requirements of Holdings and its subsidiaries in light of their industries, businesses and business practices, (ii) in light of the size of Holdings and its subsidiaries and (iii) in light of projections delivered by the Sponsor to the First Lien Administrative Agent on March 23, 2014 (the “Sponsor Model”) and the disclosure schedules in the Merger Agreement), (B) be subject to the “market flex” provisions contained in the Fee Letter, contain only those conditions to borrowing, mandatory prepayments, representations and warranties, affirmative, financial and negative covenants, and events of default expressly set forth in this Term Sheet, applicable to Holdings, the Borrower and its restricted subsidiaries with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Documentation Principles and together with other customary loan document provisions and other terms and provisions, in each case, to be mutually agreed upon and (C) take into account operational and administrative changes mutually agreed by the First Lien Administrative Agent and the Borrower, the definitive terms of which will be drafted by counsel to the First Lien Administrative Agent and negotiated in good faith by the Borrower and the First Lien Lead Arrangers to finalize such documentation as promptly as practicable after the acceptance of this Commitment Letter.

Representations and Warranties:	Limited to the following (applicable to Holdings, the Borrower and its restricted subsidiaries), and with all representations to be made as of the Closing Date, subject in all respects to the Certain Funds Provision), in each case with customary exceptions, limitations and qualifications to be mutually agreed, and otherwise shall be consistent with the Documentation Principles: organization, existence, qualification and power and authority; compliance with laws; no contravention; governmental authorizations and other material third party consents; due authorization, execution, delivery and enforceability and binding effect of the First Lien Credit Documentation; accuracy of financial statements and pro forma financial statements; projections; no Material Adverse Effect (after the Closing Date); litigation; labor matters; ownership of property; environmental matters; taxes; ERISA compliance; subsidiaries and equity interests; margin regulations; Investment Company Act; PATRIOT Act; FCPA; OFAC; anti-terrorism and anti-money laundering laws; disclosure; use of proceeds; intellectual property; solvency (on a consolidated basis) of the Borrower and its restricted subsidiaries as of the Closing Date; and creation, validity, perfection and priority of security interests in Collateral.

“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had, or could reasonably be expected to have (i) a material adverse effect on the business, assets, financial condition or results of operations of Holdings, the Borrower and its restricted subsidiaries, taken as a whole, (ii) a material and adverse effect on the rights and remedies of the First Lien Administrative Agent and the First Lien Lenders under the First Lien Credit Documentation, including the legality, validity, binding effect or enforceability of the First Lien Credit Documentation, or (iii) a material adverse effect on the ability of the Borrower or any Guarantor to perform its payment obligations under the First Lien Credit Documentation.

Affirmative Covenants:	Limited to the following (applicable to Holdings, the Borrower and its restricted subsidiaries), in each case with customary exceptions, limitations and qualifications to be mutually agreed, and otherwise shall be consistent with the Documentation Principles: quarterly (for each of the first three quarters of each fiscal year) unaudited financial statements at times to be agreed and annual audited financial statements (in the case of (x) such annual audited financial statements, accompanied by an opinion of an independent accounting firm without qualifications as to “going concern” or the scope of the audit and (y) in the case of such quarterly and annual financial statements, together with a comparison with the comparable period in the period in the previous fiscal year and customary management discussion and analysis) at times to be agreed, in each case, for Holdings and its restricted subsidiaries; quarterly information calls with First Lien Lenders at the reasonable request of the First Lien Administrative Agent (it being understood that, at the reasonable request of the First Lien Administrative Agent, the information call with respect to the fourth quarter may instead be a meeting with the First Lien Lenders); annual forecasts; certificates; other information (other than information subject to attorney/client privilege or confidentiality obligations not created in contemplation thereof); notices (including notices of default, Material Adverse Effect, material litigation and other material events); payment of obligations (including payment of taxes); preservation of existence and material rights, privileges, licenses and permits; maintenance of properties (other than ordinary wear and tear, casualty and condemnation); maintenance of insurance; compliance with laws; books and records; inspection rights; changes in fiscal year; use of proceeds; covenant to guarantee obligations and give security; compliance with environmental laws; further assurances; commercially reasonable efforts to maintain public corporate/family ratings for the Borrower and public ratings for the First Lien Facilities; designation of subsidiaries; embargoed persons, anti-money laundering and anti-terrorism laws; and post-closing actions (including, without limitation, the consummation of the VMS Restructuring pursuant to terms reasonably satisfactory to the First Lien Administrative Agent no later than the date that is 60 days after the Closing Date).

Financial Covenant:	Limited to the following (applicable to Holdings and its restricted subsidiaries):

Initial First Lien Term Loan Facility: None.

Revolving Facility: First Lien Net Leverage Ratio with levels to be set to reflect at least a 30% non-cumulative cushion to Consolidated EBITDA (to be defined as separately agreed in accordance with the Documentation Principles) set forth in the Sponsor Model (as updated or modified by changes reasonably agreed by the Lead Arrangers) with step-downs to be mutually agreed (the “Financial Covenant”), to only be tested if the aggregate principal amount of outstanding Revolving Loans and Letters of Credit (and other than cash collateralized Letters of Credit) exceeds 30% of the Revolving Commitments as of the end of each fiscal quarter.

“Consolidated EBITDA” as used herein shall be defined in a manner to be mutually agreed and consistent with the Documentation Principles, but in any event shall include, without duplication, (A) add-backs for (1) extraordinary, unusual or non-recurring charges, expenses or losses, (2) other non-cash charges, expenses or losses, including, without limitation, any non-cash expense relating to the vesting of warrants, and stock option and other equity-based compensation (3) restructuring costs, integration costs, retention, recruiting, relocation and signing bonuses and expenses, severance costs, (4) transaction fees and expenses and management fees and expenses, including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a public company, (5) LTM pro forma results for acquisitions and material dispositions (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or disposition, and operational initiatives (including, to the extent applicable, from the Transactions), including any synergies, operating expense reductions and other operating improvements and cost savings, net of actual benefits realized, as certified by the Borrower as having been determined in good faith to be factually supportable and reasonably anticipated to be realizable within 12 months following any such acquisition or disposition or operational initiative, (6) the pro forma adjustments previously identified and agreed to by the First Lien Administrative Agent in the Sponsor Model, (7) other one time accruals, fees and expenses (including rationalization, legal, tax, structuring and other expenses) related to the Transactions, acquisitions, investments, dividends, dispositions or issuances of debt or equity permitted under the First Lien Credit Documentation, (8) any non-cash increase in expenses due to purchase accounting associated with the Transactions, (9) proceeds of business interruption insurance actually received, (10) charges, losses or expenses to the extent indemnified (to the extent covered by contractual indemnification provisions and actually paid in cash) or insured (to the extent covered by insurance and actually reimbursed or otherwise paid in cash) or reimbursed in cash by a third party, (11) solely for purposes of determining compliance with the Financial Covenant, the amount of proceeds from any Specified Equity Contribution as set forth herein and (12) letter of credit fees; provided that the aggregate amount of the add-backs set forth in preceding clauses (A)(3) and (A)(5) shall not exceed 20% of Consolidated EBITDA (before giving effect to the add-backs set forth in such preceding clauses (A)(3) and (A)(5)) in any period of four consecutive fiscal quarters; and (B) subtractions for (1) income and gain items (to include, without limitation, any cancellation of indebtedness income) corresponding to those referred to in clauses (A)(1) and (A)(2) above (other than the accrual of revenue in the ordinary course), (2) gains related to pensions and other post-employment benefits, (3) federal, state, local and foreign income tax credits and (4) the amount of all cash payments or cash charges made (or incurred) on account of any non-cash charges added back in a prior period (with all financial definitions to be consistent with Documentation Principles).

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of Total Funded Indebtedness as of such date to Consolidated EBITDA for the most recently ended four-fiscal quarter period for which financial statements have been delivered.

“Total Funded Indebtedness” means (i) the outstanding principal amount of funded indebtedness for borrowed money, purchase money indebtedness, unreimbursed drawings under letters of credit, the principal portion of capital leases and guarantees of the foregoing, in each case, of the Borrower and its restricted subsidiaries less (ii) all unrestricted cash and cash equivalents of Holdings and its restricted subsidiaries.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of First Lien Funded Indebtedness as of such date to Consolidated EBITDA, for the most recently ended four-fiscal quarter period for which financial statements have been delivered.

“First Lien Funded Indebtedness” means (i) the outstanding principal amount of the First Lien Facilities, plus (ii) the outstanding principal amount of other funded indebtedness for borrowed money, purchase money indebtedness, unreimbursed drawings under letters of credit, the principal portion of capital leases and guarantees of the foregoing, in each case, of the Borrower and its restricted subsidiaries that is secured by a lien on any asset of the Borrower or any of its restricted subsidiaries other than liens that are expressly junior to the liens under the First Lien Facilities pursuant to intercreditor agreements that are reasonably satisfactory to the First Lien Administrative Agent less (iii) all unrestricted cash and cash equivalents of Holdings and its restricted subsidiaries.

If any “market flex” is actually exercised whether before or after the Closing Date (pursuant to the provisions set forth in the Fee Letter), the covenant levels for the Financial Covenant shall be adjusted in the First Lien Credit Documentation (or pursuant to an amendment thereto) to implement the exercise of such “market flex” provisions in order to maintain the cushions described above (before giving effect to such First Lien Credit Documentation adjustment or amendment, as applicable).

For purposes of calculating the Financial Covenant and other financial ratios, pro forma effect will be given to acquisitions, dispositions and certain other specified transactions, including the Acquisition, in each case, on a basis consistent with the Documentation Principles.

Any cash equity contribution (in the form of (x) common equity or (y) “qualified” preferred equity having terms reasonably acceptable to the First Lien Administrative Agent) made to Holdings and then contributed to the Borrower in the form of common equity after the end of the applicable fiscal quarter and on or prior to the day that is ten business days after the day on which financial statements are required to be delivered for such fiscal quarter (the “Cure Period”) will, at the request of Holdings, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that (a) no more than two Specified Equity Contribution may be made in any consecutive four fiscal quarter period, and no more than five Specified Equity Contributions may be made during the term of the First Lien Facilities, (b) a Specified Equity Contribution shall not be greater than the amount required to cause Holdings to be in compliance with the Financial Covenant, (c) the Specified Equity Contributions shall be counted solely for the purposes of the Financial Covenant and shall not be included for the purposes of determining pricing, financial ratio-based conditions, the availability or amount of any covenant baskets or carve-outs and (d) the Specified Equity Contributions may not reduce debt (whether directly by prepayment of debt or indirectly by way of netting) for purposes of calculating the Financial Covenant in any fiscal quarter in which they are included in Consolidated EBITDA. Upon the actual receipt of a Specified Equity Contribution, any resultant event of default shall be deemed retroactively not to have occurred, subject to the terms and conditions set forth above; provided that, for the avoidance of doubt, the Borrower shall not be permitted to borrow Revolving Loans or Swingline Loans or request the issuance of Letters of Credit unless and until the Specified Equity Contribution has been received by the Borrower or all events of default are waived. Neither the First Lien Administrative Agent nor any First Lien Lender shall exercise the right to accelerate the First Lien Loans or terminate the commitments and none of the First Lien Administrative Agent, any First Lien Lender or any other secured party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy solely on the basis of an event of default having occurred and being continuing with respect to the Financial Covenant, in each case, at any time prior to the expiration of the Cure Period to the extent that Holdings or the Borrower has delivered a written notice to the First Lien Administrative Agent that it intends to make a Specified Equity Contribution (except to the extent that either Holdings or the Borrower has confirmed in writing that it does not intend to provide such Specified Equity Contribution.

Negative Covenants:	Limited to the following (applicable to Holdings, the Borrower and its restricted subsidiaries), in each case with customary exceptions, limitations and qualifications to be mutually agreed, and otherwise shall be consistent with the Documentation Principles: liens (which shall permit liens on Collateral securing any Incremental First Lien Facility, any Incremental Notes, any Initial Second Lien Term Facility or any Incremental Second Lien Term Facility); investments (including acquisitions, loans, etc.); debt (which shall permit (x) any Incremental First Lien Facility or any Incremental Second Lien Term Facility (subject to the provisions thereof as set forth in Exhibit C to the Commitment Letter), (y) additional senior unsecured or senior unsecured subordinated “ratio” debt subject to a Total Net Leverage Ratio (A) if incurred prior to the First Lien Delayed Draw Term Loan Commitment Termination Date, equal to or less than the Total Net Leverage Ratio on the Closing Date and (B) if incurred on or after the First Lien Delayed Draw Term Loan Commitment Termination Date, equal to or less than the Total Net Leverage Ratio on the First Lien Delayed Draw Term Loan Commitment Termination Date (in each case, after giving effect to the incurrence of any First Lien Delayed Draw Term Loans and Second Lien Delayed Draw Term Loans on the relevant date) and a non-Guarantor debt cap, and (z) Incremental Notes); fundamental changes; restrictions on subsidiary distributions and advancements; dispositions; restricted payments (with a customary carve-out for tax distributions and, so long as no default or event of default then exists or would result therefrom, the payment of a dividend to the Investors on, or within 5 business days after, the VMS Restructuring Date in an amount equal to (if positive) the difference between (i) the amount of the VMS Equity Contribution minus (ii) the aggregate amount of operating losses, costs and expenses incurred by the VMS Business (which operating losses, costs and expenses shall be determined by the Borrower in good faith (in consultation with the First Lien Administrative Agent) and certified by the chief financial officer of the Borrower in a certificate delivered to the First Lien Administrative Agent on the VMS Restructuring Date) during the period from the Closing Date to and including the VMS Restructuring Date); transactions with affiliates (other than the payment of financial advisory, monitoring, oversight and similar fees, expenses and indemnities to the Sponsor under the management agreement in effect on the Closing Date subject to, in the case of fees (including, without limitation, financial advisory, oversight and monitoring fees), no payment or bankruptcy default or event of default); changes in nature of business; burdensome agreements (negative pledge clauses and restrictions on dividends, advances and asset transfers); prepaying, repurchasing or amending subordinated, unsecured and junior lien debt; and amending certain organizational documents.

Among other things, the First Lien Credit Documentation will permit (a) “permitted acquisitions” subject only to (i) no event of default under the First Lien Facilities on the date the agreement for such acquisition is executed and after giving effect to such acquisition, (ii) pro forma compliance with a Total Net Leverage Ratio (A) if such acquisition occurs prior to the First Lien Delayed Draw Term Loan Commitment Termination Date, equal to or less than the Total Net Leverage Ratio on the Closing Date and (B) if such acquisition occurs on or after the First Lien Delayed Draw Term Loan Commitment Termination Date, equal to or less than the Total Net Leverage Ratio on the First Lien Delayed Draw Term Loan Commitment Termination Date (in each case, after giving effect to the incurrence of any First Lien Delayed Draw Term Loans and Second Lien Delayed Draw Term Loans on the relevant date), (iii) customary line of business restrictions, and (iv) the acquired entity and its subsidiaries becoming Guarantors (and required assets becoming Collateral), subject to an exception for non-Guarantors (assets that do not become Collateral) limited to a basket to be mutually agreed, (b) asset sales, subject to an aggregate dollar cap to be mutually agreed; provided, that (i) no default or event of default shall have occurred and be continuing or shall result from such asset sale, (ii) such assets shall have been sold at their fair market value, (iii) not less than 75% of the aggregate sales price from such asset sales shall be paid in cash or cash equivalents (subject to customary exceptions for non-cash consideration that may be designated as cash consideration), and (iv) after giving effect to such asset sales, Holdings, the Borrower and their respective restricted subsidiaries shall comply with any applicable mandatory prepayment provisions, (c) a general basket to be mutually agreed for indebtedness, liens, investments and restricted payments, (d) an “available amount” basket based on unswept excess cash flow (less the amount thereof applied to voluntarily prepay Initial First Lien Term Loans or other debt credited to reduce an excess cash flow mandatory repayment) plus other customary add backs which can be used for certain additional investments, certain restricted payments and certain debt prepayments on terms and conditions to be mutually agreed and consistent with the Documentation Principles, and (e) debt incurred in connection with a refinancing (which may include the issuance of secured or unsecured notes (“Refinancing Notes”)) or an amendment and extension of the First Lien Facilities (“Refinancing Term Facility” or “Refinancing Revolving Facility”, as applicable and together with Refinancing Notes, each, a “Refinancing Facility”); provided, that (i) such Refinancing Facility is pari passu or junior in right of payment with any remaining portion of the First Lien Facilities and pari passu or junior (but pari passu or junior as to security with the Initial Second

Lien Term Facility) with respect to security with any remaining portion of the First Lien Facilities, (ii) the all-in-yield with respect to any such Refinancing Facility shall be determined by the Borrower and the lenders providing such Refinancing Facility, (iii) no Refinancing Term Facility or Refinancing Notes shall mature prior to the maturity date of, or have a shorter weighted average life to maturity than, the First Lien Loans or commitments being refinanced, (iv) no Refinancing Revolving Facility shall mature (or require commitment reductions) prior to the maturity date of the Revolving Loans or commitments being refinanced, (v) such Refinancing Facility or series of Refinancing Notes shall not be secured by any assets other than the Collateral, (vi) such Refinancing Facility or Refinancing Notes shall not be guaranteed by any person other than the Guarantors, (vii) the other terms and conditions (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) no more favorable to the lenders providing such Refinancing Facility than those applicable to the First Lien Loans or commitments being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the First Lien Loans or commitments existing at the time of such refinancing), (viii) any Refinancing Facility that is junior to the First Lien Facilities with respect to security shall be subject to a customary intercreditor agreement reasonably satisfactory to the First Lien Administrative Agent and the Borrower, (ix) the aggregate principal amount of any Refinancing Facility does not exceed the aggregate amount of debt or commitments being refinanced therewith, plus interest, fees, expenses and premium (if any), (x) only a Refinancing Term Facility that is pari passu in right of payment and security may share ratably (but no greater than ratably) in any voluntary or mandatory prepayments of the Initial First Lien Term Loan Facility, unless the Borrower and the lenders in respect of such Refinancing Term Facility elect lesser payments, (xi) in the case of any Refinancing Facility in the form of a revolver, the First Lien Credit Documentation shall include certain provisions to govern the pro rata payment, repayment, borrowings, Letter of Credit participations and commitment reductions of the Revolving Facility, any Incremental Revolving Facility and such Refinancing Facility (subject to certain exceptions to be agreed), (xii) if the refinanced debt is subordinated in right of payment to, or to the liens securing, the First Lien Facilities, then any Refinancing Facility shall be subordinated in right of payment to, or to the liens securing, the First Lien Facilities or be unsecured and (xiii) any Refinancing Facility that takes the form of an “amendment and extension” shall also comply with the requirements of the last paragraph of the section entitled “Voting” below.

Holdings will not engage in any business or operating activities or incur liabilities other than in connection with (i) its ownership of the equity interests of the Borrower and activities and liabilities incidental thereto, including its guarantee of the First Lien Facilities and (ii) additional customary exceptions to be mutually agreed.

Unrestricted Subsidiaries:	Consistent with the Documentation Principles, the First Lien Credit Documentation will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a “restricted subsidiary”; provided, that no event of default shall have occurred and be continuing or would result from any such designation or re-designation. Unrestricted subsidiaries will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the First Lien Credit Documentation and the cash held by, results of operations, indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the First Lien Credit Documentation.

Events of Default:	Limited to the following (applicable to Holdings, the Borrower and its restricted subsidiaries) in each case, with exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the Documentation Principles: defaults for nonpayment of principal, drawings on Letters of Credit, interest, fees or other amounts (with a grace period for interest, fees and other amounts); failure to perform negative covenants (and affirmative covenants to provide notice of default, maintain the Borrower’s corporate existence or consummate the VMS Restructuring on or before the 60th day after the Closing Date) (provided, that the Borrower’s failure to perform or observe the Financial Covenant itself shall not constitute an event of default for purposes of any First Lien Term Loan unless and until the Revolving Lenders have actually declared all obligations under the Revolving Facility to be immediately due and payable in accordance with the First Lien Credit Documentation and such declaration has not been rescinded); failure to perform other covenants subject to thirty-day cure period after notice by the First Lien Administrative Agent; incorrectness in any material respect of any representations (or in all respects to the extent qualified by materiality) when made or deemed made; cross-defaults and cross-acceleration to other indebtedness subject to threshold amount to be mutually agreed (after all applicable grace and notice periods); bankruptcy and insolvency proceedings (subject to a 60 day cure period in the case of involuntary bankruptcy); admission of inability to pay debts as they become due; monetary judgment defaults subject to threshold amount to be mutually agreed (in excess of insurance and third party indemnities); ERISA events subject to Material Adverse Effect; actual or asserted invalidity of First Lien Credit Documentation or material portion of Collateral or guarantees under the First Lien Credit Documentation (subject to the Documentation Principles); and change of control (to include a pre- and post-IPO provision).

Voting:	Amendments and waivers of the First Lien Credit Documentation will require the approval of First Lien Lenders (other than defaulting First Lien Lenders) holding more than 50% of the aggregate principal amount of the First Lien Loans and commitments under the First Lien Facilities (the “Required Lenders”), except that (i) the consent of each First Lien Lender directly and adversely affected thereby shall be required with respect to, (a) increases in the commitment of such First Lien Lender, (b) reductions of principal, premium, interest or fees owed to such First Lien Lender, (c) extensions of the final maturity or the scheduled due date of any principal, premium, interest or fee payment due to such First Lien Lender (other than waivers of default interest, defaults or events of default) and (d) pro rata sharing and pro rata payment provisions; (ii) the consent of all First Lien Lenders shall be required with respect to (a) (except as otherwise permitted) releases of all or substantially all Guarantors or all or substantially all of the Collateral, (b) reductions in voting thresholds and (c) the assignment of any of the Borrower’s obligations; (iii) amendments and waivers of the Financial Covenant and its component definitions (as used therein) require only the approval of the First Lien Lenders holding more than 50% of the aggregate Revolving Commitments; (iv) the consent of the First Lien Administrative Agent, the Swingline Lender and each Issuing Lender will be required with respect to modifications which affect the rights and duties of such persons; and (v) “class” voting will be required for certain customary matters. For the avoidance of doubt, additional extensions of credit permitted under the First Lien Credit Documentation shall not require the consent of all First Lien Lenders.

Notwithstanding the foregoing, provisions regarding pro rata payments or sharing of payments shall permit loan buy-back or similar programs, “amend and extend” transactions or additions of one or more tranches of debt and the like as described in this Term Sheet and modifications to such pro rata and sharing of payment provisions for such further programs or debt, shall only require approval of the Required Lenders, and non-pro rata distributions and commitment reductions will be permitted in connection with any such loan buy-back or similar programs, amend and extend transactions or debt on terms set forth herein.

The First Lien Credit Documentation shall contain customary provisions relating to (a) “defaulting” First Lien Lenders and agents (including for insolvency), including provisions relating to providing cash collateral to support Swingline Loans or Letters of Credit (after reallocation to other non-“defaulting” First Lien Lenders under the Revolving Facility), the suspension of certain voting rights and rights to receive certain fees of, non-payment/escrow of amounts owed to, and assignment and (if no event of default exists) termination of commitments or First Lien Loans of, such First Lien Lenders and (b) the right of the Borrower to replace (and/or terminate commitments of) a First Lien Lender under one or more of the First Lien Facilities (as the Borrower shall elect) in connection with (i) amendments and waivers requiring the consent of all

First Lien Lenders or of all First Lien Lenders directly and adversely affected thereby (so long as the Required Lenders consent), (ii) increased costs, (iii) taxes, etc. and (iv) “defaulting” or insolvent First Lien Lenders.

The First Lien Credit Documentation shall contain a mechanism to permit the Borrower (a) with the consent of each directly and adversely affected First Lien Lender under the Revolving Facility, but without the consent of any other First Lien Lender or the Required Lenders, to extend the final expiration date of such First Lien Lender’s Revolving Commitment and to provide for different interest rates and fees for the First Lien Lender providing such extended Revolving Commitment and (b) with the consent of each directly and adversely affected First Lien Lender under the Initial First Lien Term Loan Facility, but without the consent of any other First Lien Lender or Required Lenders, to extend the First Lien Term Loan Maturity Date and to provide for different interest rates, fees and call protection (if any) for the First Lien Lender providing such extended First Lien Term Loan Maturity Date, in each case, so long as (i) an offer to extend the final expiration or maturity date of the applicable Senior Credit Facility is made to all applicable First Lien Lenders participating in such Senior Secured Facility on a pro rata basis pursuant to procedures established by the First Lien Administrative Agent and (ii) if separate tranches are created in connection with any such extension, the requirements of clauses (ii), (iii), (iv), (v), (vi), (vii), (x), and (xi) of the proviso of clause (e) of the second paragraph of the section entitled “Negative Covenants” are also satisfied. In addition, the First Lien Credit Documentation shall provide for the amendment (or amendment and restatement) of the First Lien Credit Documentation to (a) add one or more replacement credit facilities thereto and changes related thereto and (b) to provide for term loans replacing all or a portion of the Initial First Lien Term Loans, subject to customary limitations, with the consent of the First Lien Administrative Agent, the Borrower and the lenders providing such replacement term loans and, in connection with any of the foregoing, the right of the Borrower to require the applicable First Lien Lenders to assign their Initial First Lien Term Loans to the providers of any replacement credit facility or loans or (if no event of default then exists or would result therefrom) to prepay their outstanding loans and terminate their commitments.

In addition, if the First Lien Administrative Agent and the Borrower shall have jointly identified an obvious error, or any error or omission of a technical nature, in the First Lien Credit Documentation, then the First Lien Administrative Agent and the Borrower shall be permitted to amend such provision without further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the First Lien Administrative Agent within five business days following receipt of notice thereof.

Assignments and Participations:	The First Lien Lenders will be permitted to assign (a) Initial First Lien Term Loans (which, for the avoidance of doubt for purposes of this section, shall include all First Lien Loans under any Incremental First Lien Facility) with the consent of the Borrower (not to be unreasonably withheld or delayed and deemed consent of the Borrower if no response within 10 business days after delivery of notice), and (b) Revolving Loans and Revolving Commitments with the consent of the Borrower (not to be unreasonably withheld or delayed and deemed consent of the Borrower if no response within 10 business days after delivery of notice); provided, in each case, that no consent of the Borrower shall be required (i) if such assignment is made to another First Lien Lender (if in respect of the Revolving Facility, another First Lien Lender under the Revolving Facility) or an affiliate or approved fund of such a First Lien Lender or (ii) after the occurrence and during the continuance of a payment or bankruptcy event of default; provided, further, that no assignments shall be made to Disqualified Institutions (provided that the list of Disqualified Institutions is available to the First Lien Lenders). All assignments will also require the consent of the First Lien Administrative Agent and, in the case of the Revolving Facility, each Issuing Lender and the Swingline Lender, in each case, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000 with respect to the Initial First Lien Term Loan Facility and $2,500,000 with respect to the Revolving Facility or, in each case, if less, all of such First Lien Lender’s remaining First Lien Loans and commitments of the applicable class. Assignments will be by novation and will not be required to be pro rata among the First Lien Facilities.

The First Lien Lenders will have the right to participate their commitments and First Lien Loans to other persons (other than any natural persons, the Sponsor, Holdings or any subsidiary thereof or any Non-Debt Fund Affiliates (as defined below) and Disqualified Institutions (provided that the list of Disqualified Institutions is available to the First Lien Lenders)). Participants shall have the same benefits as the First Lien Lenders with respect to yield protection and increased cost provisions, subject to customary limitations and restrictions. Voting rights of participants shall be limited solely to those matters set forth in clauses (i) and (ii) under the first paragraph under the heading “Voting” with respect to which the affirmative vote of the First Lien Lender from which it purchased its participation would be required. Pledges of First Lien Loans in accordance with applicable law shall be permitted without restriction.

The First Lien Credit Documentation shall provide (solely in the case of purchases by or assignments to Holdings or any of its subsidiaries, so long as no default or event of default is continuing), that Initial First Lien Term Loans may be purchased by and assigned to Holdings or any of its subsidiaries, the Sponsor or any Non-Debt Fund Affiliate on a non-pro rata basis through (a) Dutch auctions open to all First Lien Lenders on a pro rata basis in accordance with customary procedures to be mutually agreed and/or (b) open market purchases; provided, that (i)

Initial First Lien Term Loans owned or held by the Sponsor or any Non-Debt Fund Affiliate shall be excluded in the determination of any Required Lender votes, (ii) Initial First Lien Term Loans owned or held by the Sponsor or Non-Debt Fund Affiliate, shall not, in the aggregate for all such persons, exceed 25% of the Initial First Lien Term Loan Facility (including any Incremental First Lien Term Facility, Refinancing Term Facility and extended First Lien Term Loan Facility) then outstanding, (iii) proceeds of Revolving Loans and loans under any Incremental Revolving Facility may not be used to effect any such purchase or assignment of First Lien Term Loans, (iv) neither the Sponsor nor any Non-Debt Fund Affiliate shall be permitted to attend any “Lender-only” conference calls or meetings or receive any related “Lender-only” information or receive advice of counsel to the First Lien Administrative Agent and the First Lien Lenders and (v) neither the Borrower, the Sponsor nor any of their respective affiliates shall be required to make any representation that it is not in possession of material nonpublic information with respect to the Borrower, its subsidiaries or their respective securities and all parties to the relevant transactions shall render customary “big-boy” disclaimer letters. Any Initial First Lien Term Loans assigned to or purchased by Holdings or any of its subsidiaries shall be automatically and permanently cancelled immediately upon acquisition thereof by Holdings or such subsidiary (and any cancellation of debt income resulting therefrom is not treated as Consolidated EBITDA). Notwithstanding the foregoing, the First Lien Credit Documentation shall permit (but not require) the Sponsor, any Non-Debt Fund Affiliate or any Debt Fund Affiliate (as defined below) to contribute such Initial First Lien Term Loans to Holdings or any of its subsidiaries (and to be exchanged for equity securities of such parent entity or the Borrower that are otherwise permitted to be issued by such entity at such time) for purposes of cancellation of such debt (and any cancellation of debt income resulting therefrom is not treated as Consolidated EBITDA).

In addition, the First Lien Credit Documentation shall provide that Initial First Lien Term Loans may be purchased by and assigned to any Debt Fund Affiliate on a non-pro rata basis through (a) Dutch auctions open to all First Lien Lenders on a pro rata basis in accordance with customary procedures and/or (b) open market purchases; provided, that for any Required Lender vote, Debt Fund Affiliates cannot, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment, waiver or other action.

“Non-Debt Fund Affiliate” means any affiliate of Holdings, but excluding (a) Holdings or any of its subsidiaries, (b) any Debt Fund Affiliate and (c) any natural person.

“Debt Fund Affiliate” means any affiliate of Holdings or the Sponsor (other than Holdings or any of its subsidiaries) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Sponsor and investment vehicles managed or advised by the Sponsor that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity.

Yield Protection:	The First Lien Credit Documentation shall contain provisions (a) protecting the First Lien Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (including increased costs attributable to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (regardless of when enacted or adopted) on terms to be mutually agreed), (b) indemnifying the First Lien Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I to Exhibit B hereto) on a day other than the last day of an interest period with respect thereto (other than lost profits) and (c) providing the First Lien Lenders with a customary tax gross up.

Expenses and Indemnification:	If the Closing Date occurs, the Borrower shall pay, promptly following written demand (which shall include customary documentation reasonably supporting such request), (a) all reasonable and documented out-of-pocket expenses of the First Lien Administrative Agent, each Issuing Lender, the Swingline Lender and the Senior Lead Arrangers associated with the syndication of the First Lien Facilities and the preparation, negotiation, execution, delivery and administration of the First Lien Credit Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel to the First Lien Administrative Agent, the Issuing Lenders and the Senior Lead Arrangers, taken as a whole, and, if reasonably necessary, of one local counsel in any relevant material jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the First Lien Administrative Agent and the First Lien Lenders (but limited, in the case of legal fees and expenses, to the fees, disbursements and other charges of one counsel to the First Lien Administrative Agent and the First Lien Lenders, taken as a whole, and, if reasonably necessary, of one local counsel in any relevant material jurisdiction (and in the case of an actual or potential conflict of interest, one additional counsel to the affected First Lien Lenders, taken as a whole)) in connection with the enforcement of the First Lien Credit Documentation or protection of rights thereunder.

If the Closing Date occurs, the First Lien Administrative Agent, the Issuing Lenders, the Senior Lead Arrangers and the First Lien Lenders (and their respective affiliates and their respective officers, directors, employees, advisors and agents) (excluding Excluded Parties) will be indemnified and held harmless against, any losses, claims, damages, liabilities or documented expenses (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole (and, in the case of an actual or potential conflict of interest, one additional counsel to the affected indemnified persons, taken as a whole) and, if reasonably necessary, one local counsel any relevant material jurisdiction) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, the transactions in connection therewith, or any claim, litigation, investigation or providing relating to any of the foregoing (regardless of whether such indemnified person is a party thereto and regardless of whether such matter is initiated by a third party, Holdings, the Borrower, the Company or any of their respective affiliates, subsidiaries, or equity holders), except, in the case of any indemnified person, to the extent they arise from (i) the gross negligence, bad faith or willful misconduct of such indemnified person (or any such indemnified person’s controlled affiliates or any of its or their respective officers, directors, employees, advisors and agents), in each case, as determined by a final and non-appealable judgment of a court of competent jurisdiction, (ii) the material breach of the First Lien Credit Documentation by such indemnified person (or any such indemnified person’s controlled affiliates or any of its or their respective officers, directors, employees, advisors and agents), in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment, or (iii) any disputes solely among indemnified persons (other than any claims against an indemnified person in its capacity or in fulfilling its role as the First Lien Administrative Agent, a Senior Lead Arranger or any similar role under the First Lien Facilities) and not arising out of any act or omission of the Borrower or any of its affiliates.

Governing Law and Forum:	New York.

Counsel to the First Lien Administrative Agent and Commitment Parties:	White & Case LLP.

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the First Lien Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin; provided, that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“ABR” is the Alternate Base Rate, which is the highest of (w) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (x) the Federal funds effective rate from time to time plus 0.50% per annum, (y) one month Published LIBOR Rate plus 1.00% per annum and (z) 2.00% per annum.

“ABR Loans” means First Lien Loans bearing interest based upon the ABR.

“Applicable Margin” means:

(a) with respect to Revolving Loans (including Swingline Loans), (i) 3.00% in the case of ABR Loans and (ii) 4.00% in the case of Eurodollar Loans; and

(b) with respect to Initial First Lien Term Loans, (i) 3.00%, in the case of ABR Loans and (ii) 4.00%, in the case of Eurodollar Loans.

Notwithstanding the foregoing, in the event that the Designated Permitted Acquisition is not consummated on or prior to the First Lien Delayed Draw Term Loan Commitment Termination Date, each of the Applicable Margins set forth above for Revolving Loans (including Swingline Loans) and Initial First Lien Term Loans shall be increased by 0.25%.

“Eurodollar Rate” means the higher of (i) 1.00% and (ii) the London interbank offered rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for dollar deposits for a period equal to one, three, six, or, to the extent consented to by all relevant affected First Lien Lenders, twelve months or a shorter period (in each case, as selected by the Borrower) appearing on LIBOR01 Page published by Reuters (or a successor page thereto as selected by the First Lien Administrative Agent) (the “Published LIBOR Rate”).

“Eurodollar Loans” means First Lien Loans bearing interest based upon the Eurodollar Rate.

B-I-1

Interest Payment Dates:

In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Interest will also be payable at the time of repayment of any First Lien Loans and at maturity.

Commitment Fees:	The Borrower shall pay to the Revolving Lenders (other than defaulting Revolving Lenders) a commitment fee calculated at a rate per annum equal to 0.50% on the daily average unused portion of the Revolving Facility, payable quarterly in arrears. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.

Letter of Credit Fees:	The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Revolving Lenders (other than defaulting First Lien Lenders) and shall be payable quarterly in arrears.

A fronting fee in an amount to be agreed (but in any event not to exceed 0.25% per annum) on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. The Borrower shall also pay to the Issuing Lender for its own account such Issuing Lender’s customary issuance and administration fees.

Default Rate:	At any time when the Borrower is in default in the payment of any amount under the First Lien Facilities after giving effect to any applicable grace period, such overdue amounts owed to First Lien Lenders shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Revolving Loans maintained as ABR Loans from time to time).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR Loans, the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

B-I-2

EXHIBIT C

PROJECT VOLCANO

Second Lien Term Facilities

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Second Lien Term Facilities. Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the letter to which this Exhibit C is attached or in Exhibit A, B or D attached thereto. Certain of the terms below are subject to adjustment pursuant to the “market flex” provisions contained in the Fee Letter (whether or not such adjustment is referenced below).

1. PARTIES

Borrower:	Initially Purchaser, a Delaware corporation, and, following the Acquisition, the Company as the survivor of the merger contemplated thereby (the “Borrower”).

Guarantors:	The same parties that guarantee the Borrower’s obligations under the First Lien Facilities (collectively, the “Guarantors”); provided, that, there shall be no automatic release under the Second Lien Term Facilities of Guarantors released under the First Lien Facilities, except as provided in the Intercreditor Agreement in connection with enforcement.

Second Lien Administrative Agent and Collateral Agent:	Jefferies Finance (in such capacity and collectively with its permitted successors and assigns, the “Second Lien Administrative Agent”).

Second Lien Lead Arrangers:	Jefferies Finance and any other “Second Lien Lead Arrangers” appointed pursuant to the Commitment Letter (in such capacity, the “Second Lien Lead Arrangers”).

Second Lien Lenders:	A syndicate of banks, financial institutions and other entities, including the Initial Senior Lenders, arranged by the Second Lien Lead Arrangers (excluding any Disqualified Institutions) and reasonably acceptable to the Borrower (collectively, the “Second Lien Lenders”); provided that nothing herein shall affect the consent rights of the Borrower set forth below under the heading “Assignments and Participations”.

2. SECOND LIEN TERM FACILITIES

Initial Second Lien Term Facility: Type and Amount:	A senior secured second lien term loan facility (the “Initial Second Lien Term Facility”) in the amount of $75.0 million (subject to increase, at the Borrower’s election, to the extent required to account for any original issue discount and/or upfront fees with respect to the Initial Second Lien Term Facility required pursuant to the “market flex” provisions of the Fee Letter; provided, that any such increase described shall be subject to reduction on a dollar-for-dollar basis by any additional amount of Revolving Loans incurred by the Borrower to fund any original issue discount and/or upfront fees in with respect to the

Initial Second Lien Term Facility required pursuant to the “market flex” provisions of the Fee Letter) (the loans thereunder (which shall include, to the extent actually funded, any Second Lien Delayed Draw Term Loans (as defined below)), the “Initial Second Lien Term Loans”)

Maturity and Amortization:	The Initial Second Lien Term Loans will mature on the date that is 7 1⁄2 years after the Closing Date (the “Second Lien Maturity Date”).

The Initial Second Lien Term Loans will not amortize but will be payable in full on the Second Lien Maturity Date.

Availability:	The Initial Second Lien Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Initial Second Lien Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Initial Second Lien Term Loans will be used to finance a portion of the Transactions (including Transaction Costs, and, to the extent permitted in the Fee Letter, upfront fees and original issue discount required pursuant to the “market flex” provisions of the Fee Letter).

Second Lien Delayed Draw Term Loan Facility: Type and Amount:	A senior secured second lien delayed draw term loan facility (the “Second Lien Delayed Draw Term Loan Facility”, and the loans made under the Second Lien Delayed Draw Term Loan Facility, the “Second Lien Delayed Draw Term Loans”) in the amount determined in accordance with the Delayed-Draw Commitment Schedule; it being understood and agreed, however, that upon the funding of the Second Lien Delayed Draw Term Loans, such Second Lien Delayed Draw Term Loans shall be added to, and constitute a part of, the Initial Second Lien Term Facility and the outstanding Initial Second Lien Term Loans for all purposes of the Second Lien Credit Documentation (as defined below).

Maturity and Amortization:	The Second Lien Delayed Draw Term Loan Facility will mature on the Second Lien Term Loan Maturity Date. The Second Lien Delayed Draw Term Loan Facility will not amortize but will be payable in full on the Second Lien Term Loan Maturity Date.

Availability:	The Second Lien Delayed Draw Term Loan Facility shall be drawn in a single drawing after the Closing Date and on the date of the consummation of the Designated Permitted Acquisition (such date, the “Second Lien Delayed Draw Funding Date”); provided, however, to the extent that the Second Lien Delayed Draw Term Loans are not incurred on or prior to the six month anniversary of the Closing Date, the commitments under the Second Lien Delayed Draw Term Loan Facility shall automatically terminate and no Second Lien Delayed Draw Term Loans may be incurred thereafter. Repayments and prepayments of the Second Lien Delayed Draw Term Loan Facility may not be reborrowed.

Use of Proceeds:	The proceeds of the Second Lien Delayed Draw Term Loans will be used solely to finance the Designated Permitted Acquisition, to refinance existing debt of the Designated Permitted Acquisition Target and its subsidiaries and to pay fees and expenses in connection with the Designated Permitted Acquisition and the related financing.

Incremental Facilities:	The Borrower will have the right from time to time, on one or more occasions to (a) (except as described in clause (vii) below) add one or more incremental term loan facilities to the Second Lien Term Facilities and/or increase the Initial Second Lien Term Facility (each, an “Incremental Second Lien Term Facility” and, together with the Initial Second Lien Term Facility and any refinancing second lien term facility, the “Second Lien Term Facilities”; the loans thereunder, the “Incremental Second Lien Term Loans” and, together with the Initial Second Lien Term Loans (including any Second Lien Delayed Draw Term Loans and any refinancing second lien term loans incurred pursuant to a refinancing second lien term facility under the Initial Second Lien Term Facility), the “Second Lien Term Loans”) in minimum amounts to be mutually agreed and in an aggregate total principal amount not to exceed (A) $25.0 million (or $50.0 million if the Designated Permitted Acquisition is consummated on or prior to the Second Lien Delayed Draw Term Loan Commitment Termination Date) (less the aggregate principal amount of all Incremental Notes (as defined in Exhibit B to the Commitment Letter) and all Incremental First Lien Facilities issued or incurred in reliance on clause (A) of the first paragraph under the heading “Incremental Facilities” in Exhibit B to the Commitment Letter and Incremental Notes (as defined below) issued in reliance on this clause (A)) plus (B) an additional amount such that, after giving pro forma effect thereto (including use of proceeds), the Senior Secured Net Leverage Ratio (as hereinafter defined) is no greater than the Senior Secured Net Leverage Ratio (1) if such Incremental Second Lien Term Facility is incurred prior to the Second Lien Delayed Draw Term Loan Commitment Termination Date (as hereinafter defined), the Senior Secured Net Leverage Ratio on the Closing Date and (2) if such Incremental Second Lien Term Facility is incurred on or after the Second Lien Delayed Draw Term Loan Commitment Termination Date, the Senior Secured Net Leverage Ratio on the Second Lien Delayed Draw Term Loan Commitment Termination Date (in each case, after giving effect to the incurrence of any Second Lien Delayed Draw Term Loans and First Lien Delayed Draw Term Loans on the relevant date) as of the last day of the most recently ended period of four consecutive fiscal quarters (excluding cash proceeds from any Incremental Second Lien Term Facility (as well as all cash proceeds from any Incremental Notes and Incremental First Lien Facilities) from any unrestricted cash permitted to be netted in the calculation thereof) (the “Second Lien Incremental Leverage Test”); provided, that:

(i) the Incremental Second Lien Term Facility will rank pari passu in right of payment and pari passu with respect to security with the Initial Second Lien Term Facility;

(ii) any Incremental Second Lien Term Facility will have a final maturity no earlier than the maturity date of the then existing Initial Second Lien Term Facility;

(iii) the weighted average life to maturity of each Incremental Second Lien Term Facility shall be no shorter than that of the then existing Initial Second Lien Term Facility;

(iv) any Incremental Second Lien Term Facility shall share ratably in any prepayments of the Initial Second Lien Term Facility (subject to certain exceptions to be mutually agreed), unless the Borrower and the lenders in respect of such Incremental Second Lien Term Facility agree otherwise to less favorable treatment for such Incremental Second Lien Term Facility;

(v) (A) no default or event of default shall have occurred and be continuing or would result therefrom and (B) the representations and warranties set forth in the Second Lien Credit Documentation shall be true and correct in all material respects (or, if qualified by materiality, in all respects), except, in the case of an Incremental Second Lien Term Facility incurred to finance a permitted acquisition, the requirements in this clause (v) shall be subject to customary “Certain Funds Provisions”, if otherwise agreed by the lenders providing such Incremental Second Lien Term Facility;

(vi) the all-in-yield (including interest rate margins, original issue discount (based on a four-year average life to maturity or, if less, the remaining life to maturity), upfront fees, recurring periodic fees or LIBOR/ABR floors, but excluding arrangement, commitment, structuring and underwriting fees and any amendment fees, in each case not shared generally with other Second Lien Lenders) applicable to any Incremental Second Lien Term Facility will be determined by the Borrower and the lenders providing such Incremental Second Lien Term Facility and with respect to any Incremental Second Lien Term Facility made on or prior to the date that is 18 months after the Second Lien Delayed Draw Term Loan Commitment Termination Date the all-in-yield applicable to any Incremental Second Lien Term Facility will not be more than 0.50% higher than the corresponding all-in-yield (determined on the same basis) applicable to the existing Initial Second Lien Term Facility, unless the interest rate margin (or LIBOR/ABR floors) with respect to the existing Initial Second Lien Term Facility is increased by an amount equal to the difference between the all-in-yield with respect to the Incremental Second Lien Term Facility and the corresponding all-in-yield on the existing Initial Second Lien Term Facility minus 0.50%;

(vii) the Borrower may issue, in lieu of (and subject to corresponding restrictions) term loans under any Incremental Second Lien Term Facility, second lien secured or junior lien secured or unsecured notes (“Incremental Notes”) (in each case, to the extent secured, subject to customary intercreditor terms to be mutually agreed between the Borrower and the Second Lien Administrative Agent and, in each case, the provisions of the preceding clauses (i) through (iv) and (vi) shall not apply (provided that (1) the final stated maturity date for such Incremental Notes shall not be earlier than the date that is 91 days after the then final stated maturity date applicable to the latest maturity date then in effect for the Second Lien Term Facilities, (2) such Incremental Notes shall have no amortization, mandatory redemption or sinking fund provisions or similar requirements (other than customary offers upon asset sales or change of control) prior to the date that is 91 days after the latest maturity date then in effect for the Second Lien Term Facilities, (3) such Incremental Notes shall not be secured by any lien on any asset that does not also secure the Initial Second Lien Term Facility or be guaranteed by any person other than the Guarantors under the Initial Second Lien Term Facility) (it being understood and agreed that, for purposes of calculating the Senior Secured Net Leverage Ratio, any such junior secured or unsecured notes (and any refinancing thereof) shall at all times be deemed to be pari passu (including as to security) to the Initial Second Lien Term Facility, (4) any Incremental Notes that are secured on a pari passu basis with the Initial Second Lien Term Facility may participate on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) in any mandatory prepayments of the Initial Second Lien Term Facility from asset sales or casualty or condemnation events and (5) for the avoidance of doubt, any cash proceeds of any Incremental Notes shall be excluded from any unrestricted cash permitted to be netted in the calculation of Senior Secured Net Leverage Ratio); and

(viii) except as otherwise required in clauses (i) through (vii), all other terms of such Incremental Second Lien Term Facility, if not consistent with the terms of the existing Initial Second Lien Term Facility will be as agreed between the Borrower and the lenders providing such Incremental Second Lien Term Facility (and with such other terms not consistent with the existing Initial Second Lien Term Facility to be reasonably satisfactory to the Second Lien Administrative Agent).

No existing Second Lien Lender will be required to participate in any such Incremental Second Lien Term Facility without its consent. The lenders providing any Incremental Second Lien Term Facility shall be reasonably satisfactory to the Second Lien Administrative Agent and the Borrower, and subject to the consent of the Second Lien Administrative Agent, to the same extent as required under “Assignments and Participations” below. Any such Incremental Second Lien Term Facility held by Holdings or any of its subsidiaries, Sponsor, any Non-Debt Fund Affiliate (as defined below) or any Debt Fund Affiliate (as defined below) shall be subject to the same restrictions applicable to assignments to such persons as set forth under the heading “Assignments and Participations” below (including voting restrictions and, where applicable, an aggregate cap on the amount of Initial Second Lien Term Loans held by such persons).

The use of proceeds of the Incremental Second Lien Term Facility will be consistent with the use of proceeds of the Revolving Facility as agreed by the Borrower and the lenders providing such Incremental Second Lien Term Facility.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of Total Funded Indebtedness (including the Senior Credit Facilities) that is secured by a lien on any asset of the Borrower or any of its restricted subsidiaries as of such date to Consolidated EBITDA for the most recently ended four-fiscal quarter period for which financial statements have been delivered.

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth in Annex I to Exhibit C attached hereto.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments:	To the extent permitted by the First Lien Credit Documentation, Initial Second Lien Term Loans may be prepaid, in whole or in part without premium or penalty other than any required Call Premium (as defined below), in minimum amounts to be mutually agreed, at the option of the Borrower at any time upon one (1) business day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I to Exhibit C attached hereto), three business days’) prior notice, subject to reimbursement of the Second Lien Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.

All prepayments (other than mandatory prepayments related to insurance recovery events and excess cash flow) under, and any Repricing Transaction (as defined as provided in Exhibit B to the Commitment Letter, adjusted as appropriate to refer to the Initial Second Lien Term Facility and to exclude exceptions for “change of control” transactions or an initial public offering of stock of Holdings) with respect to, the Initial Second Lien Term Facility made during the period from the Closing Date to the second anniversary of the Second Lien Delayed Draw Term Loan Commitment Termination Date will be subject to the following “prepayment” premiums (expressed as a percentage of the outstanding principal amount of the Initial Second Lien Term Facility as set forth below opposite the annual anniversary of the Second Lien Delayed Draw Term Loan Commitment Termination Date set forth below (the “Call Premium”)):

Period	Percentage
1st:	102%

2nd:	101%

Thereafter:	No premium

Mandatory Prepayments:	Mandatory repayments of Initial Second Lien Term Loans shall be required from:

(a) 100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation, but excluding sales of inventory, obsolete or worn-out property, property no longer useful in such person’s business and other customary exceptions to be mutually agreed) by Holdings and its restricted subsidiaries in excess of an amount to be mutually agreed and subject to the right of Holdings to reinvest in assets useful in the business of Holdings and its restricted subsidiaries (other than ordinary course current assets) if such proceeds are reinvested (or committed to be reinvested) within 365 days (and if so committed to reinvestment, reinvested within 180 days after such 365-day period); provided, however, with respect to the sale assets in excess of a threshold to be mutually agreed, the net cash proceeds therefrom shall be applied as a mandatory repayment of Initial Second Lien Term Loans (and Holdings shall not have any reinvestment rights with respect thereto);

(b) 100% of the net cash proceeds from issuances or incurrences of indebtedness by Holdings and its restricted subsidiaries (other than indebtedness permitted by the Second Lien Credit Documentation (other than indebtedness incurred pursuant to a Refinancing Facility or Refinancing Notes referred to below)); and

(c) commencing with the fiscal year of Holdings ending December 31, 2015, 50% of excess cash flow; provided, that (i) the foregoing percentage shall be reduced to 25% and 0% when the Total Net Leverage Ratio is less than or equal to levels to be mutually agreed, (ii) the amount of such mandatory prepayment shall be reduced dollar-for-dollar by the amount of voluntary prepayments of loans at par under the First Lien Term Loan Facility, the Initial Second Lien Term Facility, any Incremental First Lien Term Facility, any Incremental Second Lien Term Facility, the Revolving Facility and any Incremental Revolving Facility (in the case of any revolving facility, to the extent accompanied by a permanent reduction of the relevant commitment) (including, where applicable, any debt buyback conducted pursuant to a Dutch auction, but limited to the actual cash amount paid by the Borrower in connection with such buyback), in each case, made (without duplication) during the relevant fiscal year and, at the option of Holdings, thereafter prior to the related excess cash flow prepayment date, other than prepayments funded with (x) the proceeds of long-term indebtedness or (y) the “available amount” basket and (iii) consistent with the Documentation Principles, excess cash flow shall be reduced by cash amounts used (or to be used) for capital expenditures, permitted acquisitions, certain other investments (including investments in joint ventures) and certain restricted payments made during such fiscal period and, at the option of Holdings, made prior to the date of such excess cash flow prepayment or committed or budgeted to be made during such fiscal year or prior to the date of such excess cash flow prepayment (except to the extent financed with long-term indebtedness).

All prepayments referred to in clauses (a) and (c) above are subject to permissibility under, in the case of foreign restricted subsidiaries, local law (e.g., financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries). Further, there will be no requirement to make any prepayment (to the extent attributable to foreign restricted subsidiaries) whereby doing so Holdings and/or its restricted subsidiaries would suffer material adverse tax consequences (as determined in good faith by Holdings) as a result of upstreaming cash to make such prepayments (including the imposition of withholding taxes). The non-application of any such prepayment amounts as a result of the foregoing provisions will not constitute an event of default and such amounts shall be available (A) first, to repay local foreign indebtedness, if any, and (B) thereafter, for working capital purposes of Holdings and its restricted subsidiaries, in each case, as long as not required to be prepaid in accordance with the following provisions. Holdings and its restricted subsidiaries will undertake to use all commercially reasonable efforts to overcome or eliminate any such restrictions and/or minimize any such costs of prepayment and/or use the other cash resources of Holdings and its restricted subsidiaries (subject to the considerations above) to make the relevant prepayment. If at any time within one year of a prepayment being excused due to such restrictions, such restrictions are removed, any relevant proceeds will at the end of the then current interest period be applied in prepayment in accordance with the terms of the Second Lien Credit Documentation. Notwithstanding the foregoing, any prepayments required after application of the above provision shall be net of any costs, expenses or taxes incurred by Holdings and/or its restricted subsidiaries and arising exclusively as a result of compliance with the preceding sentence.

Second Lien Lenders shall have the right to decline all or a portion of their pro rata share of any mandatory repayment of Initial Second Lien Term Loans as otherwise required under clause (a) or (c) above on terms to be established by the Second Lien Administrative Agent and the Borrower, and to the extent not accepted by such non-declining Second Lien Lenders, may be retained by the Borrower.

Mandatory prepayments required under clause (a) above may, if required pursuant to the terms of any Incremental Notes secured pari passu with the Initial Second Lien Term Loans, be applied to the Initial Second Lien Term Loans outstanding under the Initial Second Lien Term Facility and such pari passu Incremental Notes, in each case on a ratable basis based on the outstanding principal amounts thereof.

Notwithstanding anything to the contrary in clauses (a) through (c) above, until the termination of all commitments and the prior repayment in full in cash of all obligations under the First Lien Facilities (including all Incremental First Lien Facilities), no such prepayment of the Initial Second Lien Term Loans shall be required except with the proceeds that are declined by lenders under the First Lien Facilities (including all Incremental First Lien Facilities) on terms to be mutually agreed.

Except as provided under “Call Premium” above, there will be no prepayment premiums or penalties for mandatory prepayments (except for reimbursement of actual breakage costs (other than lost profits)), incurred in the case of a prepayment of Eurodollar Loans other than on the last day of the relevant interest period.

Mandatory Commitment Reductions:

In addition, the commitments under the Second Lien Delayed Draw Term Loan Facility shall be permanently reduced to zero and terminate in its entirety (to the extent not theretofore terminated) on the earliest to occur of (i) the Second Lien Delayed Draw Funding Date (after giving effect to the incurrence of the Second Lien Delayed Draw Term Loans on such date), (ii) the six month anniversary of the Closing Date (after giving effect to any incurrence of Second Lien Delayed Draw Term Loans on such date), (iii) the date on which the Borrower voluntarily terminates the commitments in respect of the Second Lien Delayed Draw Term Loan Facility and (iv) the date on which the Borrower decides not to consummate the Designated Permitted Acquisition (such earliest date being referred to as the “Second Lien Delayed Draw Term Loan Commitment Termination Date”).

In addition, at any time prior to the Second Lien Delayed Draw Funding Date, to the extent that the amount of any mandatory prepayment which would otherwise be required under the heading “Mandatory Prepayments” above exceeds the aggregate principal amount of Initial Second Lien Term Loans then outstanding, such excess shall be applied to permanently reduce the commitments under the Second Lien Delayed Draw Term Loan Facility.

4. COLLATERAL

Collateral:	Subject to the Certain Funds Provision and consistent with the Documentation Principles, the obligations of the Borrower and the Guarantors in respect of the Initial Second Lien Term Facility will be secured on a second-priority basis by the same Collateral that secures the First Lien Facilities; provided that there shall be no automatic release under the Initial Second Lien Term Facility of Collateral released under the First Lien Facilities except as set forth in the Intercreditor Agreement.

Intercreditor Agreement	The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Facilities and the Initial Second Lien Term Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Borrower, the Second Lien Administrative Agent and the First Lien Administrative Agent (and consistent with the Documentation Principles.

5. CERTAIN CONDITIONS

Conditions:

Subject to the Certain Funds Provision, the availability of the Initial Second Lien Term Facility on the Closing Date will be subject only to the Exclusive Funding Conditions.

The availability of the Second Lien Delayed Draw Term Loans shall be subject to the same conditions that are applicable to the First Lien Delayed Draw Term Loan Facility as set forth in Exhibit B to the Commitment Letter (with any necessary reference changes to the Second Lien Term Facilities and Second Lien Administrative Agent).

6. DOCUMENTATION

Second Lien Credit Documentation:	The definitive documentation for the Initial Second Lien Term Facility (the “Second Lien Credit Documentation,” and together with the First Lien Credit Documentation, collectively, the “Senior Credit Documentation”) shall be based upon the First Lien Credit Documentation, subject to appropriate modifications to reflect the second lien status of the Initial Second Lien Term Facility and shall be consistent with this Commitment Letter; it being understood that the Second Lien Credit Documentation shall (A) take account of the terms set forth in the Commitment Letter and differences related to Holdings, its subsidiaries and their business (including (i) as to operational requirements of Holdings and its subsidiaries in light of their industries, businesses and business practices, (ii) the size, industry (including associated risks and trends) and practices of Holdings and its subsidiaries and (iii) in light of the Sponsor Model and the disclosure schedules in the Merger Agreement, (B) be subject to the “market flex” provisions contained in the Fee Letter, contain only those conditions to borrowing, mandatory prepayments, representations and warranties, affirmative, financial and negative covenants, and events of default expressly set forth in this Term Sheet, applicable to Holdings, the Borrower and its restricted subsidiaries with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Documentation Principles and together with other customary loan document provisions and other terms and provisions, in each case, to be mutually agreed upon and (C) take into account operational and administrative changes mutually agreed by the Second Lien Administrative Agent and the Borrower, the definitive terms of which will be drafted by counsel to the Second Lien Administrative Agent and negotiated in good faith by the Borrower and the Second Lien Lead Arrangers to finalize such documentation as promptly as practicable after the acceptance of this Commitment Letter.

Representations and Warranties:	The representations and warranties shall be the same as those representations and warranties contained in the First Lien Credit Documentation, subject to appropriate modifications to reflect the second lien status of the Second Lien Term Loans.

Affirmative Covenants:	The affirmative covenants shall be the same as those affirmative covenants contained in the First Lien Credit Documentation, subject to appropriate modifications to reflect the second lien status of the Second Lien Term Loans.

Financial Covenant:	None.

Negative Covenants:	The negative covenants shall be the same as those negative covenants contained in the First Lien Credit Documentation, except that (a) appropriate modifications will be made to reflect the second lien status of the Second Lien Term Loans, and (b) the baskets for the negative covenants under the Second Lien Credit Documentation will be sized with dollar basket cushions that are 20% greater than the cushions applicable to the corresponding baskets (but not ratios) under the First Lien Credit Documentation (it being understood and agreed that the amount of the Incremental First Lien Facilities and any Refinancing Facilities (as defined in Exhibit B to the Commitment Letter) each as provided in the First Lien Credit Documentation shall be permitted debt in addition to the baskets).

Unrestricted Subsidiaries:	Consistent with the Documentation Principles, the Second Lien Credit Documentation will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a “restricted subsidiary”; provided, that no event of default shall have occurred and be continuing or would result from any such designation or re-designation. Unrestricted subsidiaries will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the Second Lien Credit Documentation and the cash held by, results of operations, indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Second Lien Credit Documentation.

Events of Default:	The same as those under the First Lien Facilities except that (a) the materiality thresholds (where appropriate) shall have a 20% cushion corresponding thresholds under the First Lien Facilities and (b) there shall be “cross acceleration” to material indebtedness (including the First Lien Facilities and with a 20% cushion to the corresponding amount in the First Lien Documentation) under the Second Lien Term Facilities and a cross payment default to the First Lien Facilities and such other material indebtedness.

Voting:	The Second Lien Credit Documentation will contain provisions for amendments and waivers the same (as applicable) as to those provisions for amendments and waivers contained in the First Lien Credit Documentation.

The Second Lien Credit Documentation shall contain customary provisions relating to the right of the Borrower to replace a Second Lien Lender under the Second Lien Term Facilities (as the Borrower shall elect) in connection with (i) amendments and waivers requiring the consent of all Second Lien Lenders or of all Second Lien Lenders directly and adversely affected thereby (so long as the Required Second Lien Lenders (as defined below) consent), (ii) increased costs, (iii) taxes etc., and (iv) “defaulting” or insolvent Second Lien Lenders.

As used herein, “Required Second Lien Lenders” shall mean Second Lien Lenders holding more than 50% of the aggregate principal amount of the Initial Second Lien Term Loans under the Initial Second Lien Term Facility.

The Second Lien Credit Documentation shall contain a mechanism to permit the Borrower with the consent of each directly adversely affected Second Lien Lender under the Second Lien Term Facilities, but without the consent of any other Second Lien Lender or Required Second Lien Lenders, to extend the Second Lien Maturity Date and to provide for different interest rates, and fees for the Second Lien Lender providing such extended Second Lien Maturity Date, in each case, so long (i) as an offer to extend the final expiration or maturity date of the Second Lien Term Facilities is made to all Second Lien Lenders on a pro rata basis pursuant to procedures established by the Second Lien Administrative Agent and (ii) if separate tranches are created in connection with any such extension, comparable requirements of the types contained in the First Lien Credit Documentation are satisfied.

In addition, the Second Lien Credit Documentation shall provide for the amendment and (or amendment and restatement) of the Second Lien Credit Documentation to (a) add one or more replacement credit facilities thereto and changes related thereto and (b) to provide for term loans replacing all or a portion of the Second Lien Term Loans, subject to customary limitations, with the consent of the Second Lien Administrative Agent, the Borrower and the lenders providing such replacement term loans and, in connection with any of the foregoing, the right of the Borrower to require the applicable Second Lien Lenders to assign their Second Lien Term Loans to the providers of any replacement credit facility or loans or (if no event of default then exists or would result therefrom) to prepay their outstanding loans and terminate their commitments.

In addition, if the Second Lien Administrative Agent and the Borrower shall have jointly identified an obvious error, or any error or omission of a technical nature, in the Second Lien Credit Documentation, then the Second Lien Administrative Agent and the Borrower shall be permitted to amend such provision without further action or consent of any other party if the same is not objected to in writing by the Required Second Lien Lenders to the Second Lien Administrative Agent within five business days following receipt of notice thereof.

Assignments and Participations:	The Second Lien Credit Documentation will contain provisions for assignments of and participations in the Second Lien Term Loans (which, for the avoidance of doubt for purposes of this section, shall include all second lien term loans under any Incremental Second Lien Term Facility) the same as those provisions for assignments of and participations in the loans and commitments contained in the First Lien Credit Documentation; provided that the Second Lien Term Loans will not be permitted to be purchased by Holdings or its subsidiaries until repayment in full of the First Lien Facilities (except to the extent of any restricted payment or junior debt payment capacity).

Yield Protection:	The Second Lien Credit Documentation shall contain provisions (a) protecting the Second Lien Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (including increased costs attributable to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (regardless of when enacted or adopted) on terms to be agreed), (b) indemnifying the Second Lien Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I to Exhibit C hereto) on a day other than the last day of an interest period with respect thereto (other than lost profits) and (c) providing the Second Lien Lenders with a customary tax gross up.

Expenses and Indemnification:	The Second Lien Credit Documentation will contain provisions for expenses and indemnification the same as those provisions for expenses and indemnification contained in the First Lien Credit Documentation.

Governing Law and Forum:	New York.

Counsel to the Second Lien Administrative Agent and Commitment Parties:	White & Case LLP.

Annex I to Exhibit C

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Initial Second Lien Term Loans comprising each borrowing under the Initial Second Lien Term Facility bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin.

As used herein:

“ABR” is the Alternate Base Rate, which is the highest of (w) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (x) the Federal funds effective rate from time to time plus 0.50% per annum, (y) one month Published LIBOR Rate, plus 1.00% per annum and (z) 2.00% per annum.

“ABR Loans” means loans under a Second Lien Term Facility bearing interest based upon the ABR.

“Applicable Margin” means with respect to Initial Second Lien Term Loans, (i) 6.50%, in the case of ABR Loans and (ii) 7.50%, in the case of Eurodollar Loans.

Notwithstanding the foregoing, in the event that the Designated Permitted Acquisition is not consummated on or prior to the Second Lien Delayed Draw Term Loan Commitment Date, the Applicable Margin for the Initial Second Lien Term Loans shall be increased by 0.25%.

“Eurodollar Rate” means the higher of (i) 1.00% and (ii) the London interbank offered rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for dollar deposits for a period equal to one, three, six, or, to the extent consented to by all relevant affected Second Lien Lenders, twelve months or a shorter period (in each case, as selected by the Borrower) appearing on LIBOR01 Page published by Reuters (or a successor page thereto as selected by the Administrative Agent) the “Published LIBOR Rate”.

“Eurodollar Loans” means loans under a Second Lien Term Facility bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Interest will also be payable at the time of repayment of any loans under a Second Lien Term Facility and at maturity.

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Default Rate:	At any time when the Borrower is in default in the payment of any amount under any Second Lien Term Facility, such overdue amounts owed to Second Lien Lenders shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to the loans under the applicable Second Lien Term Facility maintained as ABR Loans from time to time).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR Loans, the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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EXHIBIT D

PROJECT VOLCANO

Closing Conditions

The availability of the Senior Credit Facilities shall be subject to the satisfaction or waiver by the Commitment Parties of the following conditions (subject to the Certain Funds Provision). Capitalized terms used but not defined in this Exhibit D have the meanings set forth in the letter to which this Exhibit D is attached or in Exhibit A, B or C thereto; provided that (i) no reference to “Guarantor” in this Exhibit D shall be deemed to include the Designated Permitted Acquisition Target or any of its subsidiaries, and (ii) no reference to “Collateral” in this Exhibit D shall be deemed to include any equity interests in, or assets of, the Designated Permitted Acquisition Target or any of its subsidiaries.

1. The Borrower and each Guarantor shall have executed and delivered the Credit Documentation to which they are parties (which shall be subject to the Certain Funds Provision), and the Commitment Parties shall have received:

(a) a customary notice of borrowing;

(b) customary closing certificates (including good standing certificates (of the jurisdiction of organization of the Borrower and each Guarantor) and customary evidence of authority and charter documents), legal opinions, lien searches and use of commercially reasonable efforts to provide evidence of insurance; and

(c) a certificate from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower in the form attached as Annex I hereto, certifying that the Borrower and its restricted subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

2. Prior to, or substantially concurrently with the fundings of the Initial First Lien Term Loans and the Initial Second Lien Term Loans, Purchaser shall have received the cash proceeds of the Initial Equity Contribution (to the extent not otherwise applied to the Transactions) and the VMS Equity Contribution, and the Other Equity, if any, shall have been invested, in each case, in the manner and amount described in Exhibit A to the Commitment Letter.

3. On the Closing Date, after giving effect to the Refinancing, none of Holdings, the Borrower or any of its restricted subsidiaries shall have any third party indebtedness for borrowed money other than the Senior Credit Facilities and Permitted Surviving Debt.

4. Prior to or substantially concurrently with the fundings of the Initial First Lien Term Loans and the Initial Second Lien Term Loans, the Refinancing shall have been consummated and all security interests and guarantees in connection therewith shall be terminated and released (or arrangements reasonably acceptable to the Administrative Agent for such termination and release shall have been made).

5. The Acquisition (including the Offer, the Series A Purchase and the Merger) shall be consummated pursuant to the Merger Agreement (as in effect on the date hereof) substantially concurrently with the funding of the Initial First Lien Term Loans and the Initial Second Lien Term

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Loans without giving effect to any amendments thereto or waivers of or consents to the provisions thereof that, in any such case, are materially adverse to the interests of the Commitment Parties as such without the consent of the Senior Lead Arrangers, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that (i) any decrease in the consideration for the Acquisition (other than pursuant to any purchase price or similar adjustment provisions set forth in the Merger Agreement (as in effect on the date hereof)) of 10% or less of the total Acquisition consideration shall be deemed not to be materially adverse to the interests of the Lenders and the Senior Lead Arrangers (provided that, for the avoidance of doubt, the Initial Equity Contribution described in clause (b) of Exhibit A shall still be required, notwithstanding such decreased Acquisition consideration, to equal at least 35% of the capitalization of Holdings, as further described therein) so long as it is applied to reduce the amount of the Initial First Lien Term Loan Facility, the Initial Second Lien Term Facility and the Initial Equity Contribution on a pro-rata dollar-for-dollar basis (with allocations among such debt tranches to be done on a pro rata basis) and (ii) any increase in the consideration for the Acquisition shall be deemed not to be materially adverse to the interests of the Commitment Parties so long as funded with an additional Initial Equity Contribution.

6. (a) Since December 31, 2013 and through the date hereof, the Company has not suffered a Company Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof) and no Effect (as defined in the Merger Agreement as in effect on the date hereof) shall have arisen, occurred or become known that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof) and (b) no Effect (as defined in the Merger Agreement as in effect on the date hereof) shall have arisen, occurred, come into existence or become known between the date hereof and the Closing Date that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof).

7. The Administrative Agents shall have received (1) audited consolidated balance sheets and related statements of income and cash flows of the Company and its subsidiaries for the last three fiscal years ended at least 90 days prior to the Closing Date, (2) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter of the Company in its subsidiaries (other than the fourth fiscal quarter) ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, and (3) a pro forma consolidated balance sheet and related statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period. The Administrative Agents hereby acknowledge that they have received audited consolidated balance sheets and related statements of income and cash flows of the Company and its subsidiaries for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013.

8. The Senior Lead Arrangers shall have been afforded a period (the “Bank Marketing Period”) of at least fifteen consecutive business days prior to the Closing Date (ending on the business day no later than the business day immediately prior to the Closing Date) following receipt of the Confidential Information Memorandum to market and syndicate the Senior Credit Facilities; provided that the Bank Marketing Period shall (i) exclude July 2, 2014 and July 3, 2014 (it being understood that such days shall be disregarded for purposes of calculating the consecutive business days constituting the Bank Marketing Period) and (ii) end on or prior to August 15, 2014 or, if such period has not ended on or prior to August 15, 2014, then the Bank Marketing Period shall commence no earlier than September 2, 2014.

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9. So long as requested in writing at least ten days prior to the Closing Date, the Administrative Agent shall have received, at least three days prior to the Closing Date, all documentation and other information with respect to the Borrower and the Guarantors it reasonably believes is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

10. Payment of all fees and expenses earned, due and payable to the Commitment Parties and the Lenders required to be paid on the Closing Date from the proceeds of the initial fundings under the Senior Credit Facilities for which invoices have been received at least three days in advance.

11. Subject to the Certain Funds Provision, with respect to the Senior Credit Facilities, all actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (in the case of the First Lien Facilities, subject to liens permitted under the First Lien Credit Documentation) or a second priority security interest (in the case of the Second Lien Term Facility, subject to liens permitted under the Second Lien Credit Documentation), as applicable, in the Collateral under the Senior Credit Facilities shall have been taken, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date.

12. (a) The Specified Merger Agreement Representations shall be true and correct in all respects, (without duplication of the definition of “Specified Merger Agreement Representations” set forth in the Commitment Letter) except to the extent that you or your applicable affiliates would not have the right (determined without regard to any notice requirement) to terminate your (or their) obligations under the Merger Agreement or decline to accept for payment the Common Shares validly tendered and not properly withdrawn pursuant to the Offer and (b) the Specified Representations shall be true and correct in all material respects (or, if qualified by materiality, in all respects).

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